UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MIMEDX GROUP, INC.
(Name of registrant as specified in its charter)
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August 3, 2020

Dear Fellow Shareholders:
You are cordially invited to attend our 2019 annual meeting of shareholders (including any adjournments or postponements thereof, the “Annual Meeting”) to be held in virtual format only on August 31, 2020 at 10:00 a.m. Eastern time, at www.virtualshareholdermeeting.com/MDXG2019. Included with this letter are the notice of annual meeting of shareholders, a proxy statement detailing the business to be conducted at the Annual Meeting and a proxy card.
The Annual Meeting will be held for the following purposes:

•	The election of one Class III director named in the accompanying proxy statement (Proposal 1);

•	Advisory approval of executive compensation (“Say on Pay”) (Proposal 2);

•	Advisory approval of the frequency of the shareholder vote on executive compensation (“Say on Frequency”) (Proposal 3);

•	Ratification of BDO USA, LLP as the Company’s independent registered public accounting firm (Proposal 4); and

•	To transact such other business as may properly come before the meeting or any adjournment or any postponement thereof.
The Board has fixed 5:00 p.m. Eastern time on July 14, 2020 as the record date for determining those shareholders who will be entitled to notice of, and to vote at, the Annual Meeting.
In light of public health concerns regarding the coronavirus (COVID-19) outbreak, the Annual Meeting will be conducted in virtual format only in order to assist in protecting the health and well-being of our shareholders, directors and employees, and to provide access to our shareholders regardless of geographic location. There is no in-person meeting for you to attend.
It is extremely important that your shares be represented and voted at the Annual Meeting. Please vote as soon as possible. You are urged to sign, date, and return the proxy card in the postage-paid envelope provided to you, or to use the Internet or telephone method of voting described on your proxy card or, if shares are held in “street name,” on the voting instruction form that you received from your broker, bank, or other nominee.

Sincerely,

/s/ M. Kathleen Behrens
M. Kathleen Behrens Chairperson of the Board

MIMEDX GROUP, INC
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on August 31, 2020
The 2019 annual meeting (the “Annual Meeting”) of shareholders of MiMedx Group, Inc. (the “Company,” “MiMedx,” or “we”) will be held in virtual format only on August 31, 2020, at 10:00 a.m. Eastern time at www.virtualshareholdermeeting.com/MDXG2019 for the following purposes:

•	The election of one Class III director named in the accompanying proxy statement (Proposal 1);

•	Advisory approval of executive compensation (Proposal 2);

•	Advisory approval of the frequency of the shareholder vote on executive compensation (Proposal 3);

•	Ratification of BDO USA, LLP as the Company’s independent registered public accounting firm (Proposal 4); and

•	To transact such other business as may properly come before the meeting or any adjournment or any postponement thereof.

The Company’s board of directors (“Board”) has fixed 5:00 p.m. Eastern time on July 14, 2020 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ William F. Hulse IV
William F. Hulse IV, Secretary
August 3, 2020

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 31, 2020
INTRODUCTION
This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies to be voted at the 2019 annual meeting of shareholders (including any adjournment or postponement thereof, the “Annual Meeting” or the “2019 Annual Meeting”) of MiMedx Group, Inc. (“MiMedx,” the “Company,” “we” or “us”) to be held in virtual format only on August 31, 2020, at 10:00 a.m. Eastern time at www.virtualshareholdermeeting.com/MDXG2019. This Proxy Statement and the enclosed proxy card are being first sent or given to shareholders on or about August 3, 2020. The enclosed proxy card is solicited by the Company on behalf of our board of directors (the “Board”) and will be voted at the Annual Meeting in accordance with your instructions therein. This Proxy Statement and our form of proxy card are available at www.proxyvote.com.
Our principal executive offices are located at 1775 West Oak Commons Court, NE, Marietta, Georgia, 30062.
Explanatory Statement about the 2019 Annual Meeting
Under Securities and Exchange Commission (“Commission”) rules, the Company may not solicit proxies for the election of directors at an annual meeting of shareholders unless the Company has provided its shareholders with audited financial statements for the most recently completed fiscal year. On March 17, 2020, the Company filed its Annual Report on Form 10-K for the year ended December 31, 2018, which includes audited consolidated financial statements for the years ended December 31, 2018 and 2017, which had not previously been filed, as well as adjustments or restatements of certain previously filed consolidated financial statements and data as of and for the year ended December 31, 2016 (the “Restatement”). On July 6, 2020, the Company filed its Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”). As a result of the filing of the 2019 Form 10-K, the Company became eligible to solicit proxies for the election of directors, and the Board scheduled the 2019 Annual Meeting to be held on August 31, 2020.

INFORMATION ABOUT THE ANNUAL MEETING

1.	Who is soliciting my vote?
The Board is soliciting your vote on the matters before the Annual Meeting. The following table summarizes the Board’s recommendations with respect to the items of business expected to come before the Annual Meeting:

Item	Description	Board Recommendation
1	Election of one Class III director	FOR the nominee
2	Advisory approval of executive compensation	FOR
3	Advisory approval of the frequency of the shareholder vote on executive compensation	ANNUAL
4	Ratification of BDO USA, LLP as the Company’s independent registered public accounting firm	FOR

2.	Who is bearing the costs of the solicitation?
The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies on behalf of the Board. These expenses will include, among other things, the costs of preparing, assembling, printing and mailing the proxy materials to shareholders of record and reimbursement paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and obtaining beneficial owners’ voting instructions. Proxies may be solicited through the mail, in person, by telephone or via email.

3.	Who can vote at the Annual Meeting?
The record date for determining shareholders eligible to vote at the Annual Meeting is 5:00 p.m. Eastern time on July 14, 2020 (the “Record Date”). Holders of Company common stock, par value $0.001 per share (“Company common stock”), and holders of Company Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), on the Record Date may vote at the Annual Meeting. As of the Record Date 110,291,863 shares of Company common stock were outstanding and 100,000 shares of Series B Preferred Stock were outstanding.

Each share of Series B Preferred Stock is entitled to be voted by the holder on an as-converted basis (converted at $5.25 per share) as a single class with the holders of Company common stock, subject to certain limitations on voting set forth in the Articles of Amendment to the Company’s Articles of Incorporation. Thus, as of the Record Date, holders of Series B Preferred Stock held 19,047,618 votes or 14.0% of the aggregate voting power of shares entitled to vote at the Annual Meeting.

4.	How do I attend the virtual Annual Meeting? Can I vote and ask questions during the Annual Meeting?
In light of public health concerns regarding the coronavirus (COVID-19) outbreak, the Annual Meeting will be conducted in virtual format only in order to assist in protecting the health and well-being of our shareholders, directors and employees and to provide access to our shareholders regardless of geographic location. There is no in-person meeting for you to attend.
You will be able to attend the Annual Meeting online, vote your shares electronically during the meeting, and submit any questions by visiting www.virtualshareholdermeeting.com/MDXG2019. Any questions must be confined to matters properly before the Annual Meeting and relevant to the purposes of the meeting and the Company's business in accordance with the Annual Meeting procedures posted on the meeting website. Questions may be submitted by shareholders that have used 16-digit control numbers to enter the virtual meeting website. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once.
To participate, you will need your 16-digit control number included in your proxy materials or voting instruction form. The meeting will begin promptly at 10:00 a.m. Eastern time on August 31, 2020. We recommend that you log in at least 15 minutes before the Annual Meeting begins to ensure ample time to complete the check-in procedures and test your computer audio system. We recommend that you carefully review the procedures needed to gain admission in advance.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page www.virtualshareholdermeeting.com/MDXG2019.

5.	Why is the Company holding the 2019 Annual Meeting in 2020?
Under the rules and regulations of the Securities and Exchange Commission, the Company is not able to solicit proxies for a meeting of shareholders unless such solicitation is preceded by or accompanied by a copy of the Company’s annual report for the most recently-completed fiscal year. The Company did not file the 2019 Form 10-K until July 6, 2020. The 2019 Form 10-K was delayed due to the Restatement and a change in method for recognizing revenue in 2019, as described in the 2019 Form 10-K.

The Company plans to hold its 2020 annual meeting of shareholders (the “2020 Annual Meeting”) in 2020.

6.	Why is the Company not holding the 2019 Annual Meeting and the 2020 Annual Meeting on the same date in 2020?
In 2010, our shareholders overwhelmingly approved an amendment to our articles of incorporation, classifying our Board into three classes such that only one-third of our Board is up for election at each annual meeting of shareholders. If the Company were to hold both the 2019 Annual Meeting and the 2020 Annual Meeting on the same date, a majority of the seats of the Board would be up for election at a single meeting, which would run afoul of the classified board provision in our articles of incorporation.

7.	How many votes do I have?
Each share of Company common stock you owned as of the Record Date is entitled to one vote for each matter presented at the Annual Meeting and described in this Proxy Statement (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1).
Holders of Series B Preferred Stock as of the Record Date are entitled to a number of votes equal to the number of shares of Series B Preferred Stock times the quotient $1,000 divided by $5.25 (rounded down to the nearest whole number).
You may NOT cumulate votes relating to any matter. Other than as described in this Proxy Statement, the Board knows of no matters that may be properly presented for shareholder vote at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, you are entitled to one vote on each such matter for each share of Company common stock you owned as of the Record Date, and holders of Series B Preferred Stock are entitled an aggregate of 19,047,618 votes on each such matter (including on each seat up for election at the Annual Meeting with respect to Proposal 1).

8.	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner?”
If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares, and the proxy materials are being sent directly to you.
Most holders of Company common stock hold their shares beneficially through a broker, bank or other nominee rather than of record directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing your broker, bank or other nominee as to how to vote your shares. You must follow these instructions in order for your shares to be voted. Your broker, bank or other nominee is required to vote your shares in accordance with your instructions. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares FOR the Board nominee (Proposal 1), FOR the advisory approval of executive compensation (Proposal 2), for an ANNUAL advisory vote on executive compensation (Proposal 3) and FOR ratification of BDO USA, LLP as the Company’s independent registered public accounting firm (Proposal 4).

9.	What is a proxy?
A proxy is your legal designation of another person to vote the shares you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. The Board has designated William F. Hulse IV and David A. Wisniewski as the Company’s proxies for the Annual Meeting.

10.	How can I vote my shares?
Shareholders of Record. Shareholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:
By Internet - Log on through the Internet at www.proxyvotenow.com/mdxg and follow the instructions on that site.
By Telephone - Call 1-800-690-6903 and follow the simple voice prompts provided.
By Mail - Complete, sign, date and return the proxy card in the postage-paid envelope included.
During the Virtual Annual Meeting - Login to www.virtualshareholdermeeting.com/MDXG2019 with your 16-digit control number and follow the instructions provided to vote during the Annual Meeting.
If you return your proxy card by mail, please ensure you leave enough time for your proxy card to be mailed and received. You are encouraged to sign, date and return the proxy card in the postage-paid envelope provided (or vote by Internet or by telephone) regardless of whether or not you plan to attend the virtual Annual Meeting.
Beneficial Owners. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit instructions to vote your shares.
You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee.
Please follow the instructions provided by your broker, bank or other nominee. If you return your voting instruction form by mail, please ensure you leave enough time for your voting instruction form to be received by the deadline provided by your broker, bank or other nominee.

11.	How will shares be voted by the proxy card?
Where a choice has been specified on the proxy card, the shares represented by the proxy card will be voted in accordance with the specifications. If you timely return a validly executed proxy card without indicating how your shares should be voted on a matter and you do not revoke your proxy, your proxy will be voted in accordance with the Board’s recommendation as follows:

Item	Description	Board Recommendation	Page
1	Election of one Class III director	FOR the nominee	8
2	Advisory approval of executive compensation	FOR	40
3	Advisory approval of the frequency of the shareholder vote on executive compensation	ANNUAL	41
4	Ratification of BDO USA, LLP as the Company’s independent registered public accounting firm	FOR	45
The Board is not aware of any matters that are expected to come before the Annual Meeting other than as described in this Proxy Statement. If any other matter is presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxy cards received by the Company will be voted with respect thereto at the discretion of the persons named as proxies on the enclosed proxy card.

12.	What if I receive more than one proxy card or set of proxy materials from the Company?
If your shares are held in more than one account, you will receive more than one proxy card, and in that case, you can and are urged to vote all of your shares of Company common stock by signing, dating and returning all proxy cards you receive from the Company in the postage-paid envelope provided. If you choose to vote by telephone or via the Internet, please vote once for each proxy card you receive to ensure that all of your shares are voted. Only your latest dated proxy for each account will count.

13.	Can I revoke my proxy or change my vote?
Yes.
Shareholders of Record. A shareholder of record who has properly executed and delivered a proxy may revoke such proxy at any time before the Annual Meeting in any of the four following ways:

•	Timely date, sign and return a new proxy card bearing a later date;

•	Vote on a later date by using the telephone or Internet;

•	Deliver a written notice to our Secretary prior to the Annual Meeting by any means, including facsimile, stating that your proxy is revoked; or

•	Attend the virtual Annual Meeting and vote in person during the meeting.

Beneficial Owners. If your shares are held of record by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your nominee in accordance with your nominee’s procedures.

14.	Will my shares be voted if I do nothing?
No. If your shares are registered in your name, you must sign and return a proxy card in order for your shares to be voted, unless you vote via telephone or the Internet or vote in person during the virtual Annual Meeting.
If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee) and you do not instruct your broker, bank or other nominee how to vote your shares, then, your broker, bank or other nominee will not have discretionary authority to vote your shares on Proposal 1 (election of directors), Proposal 2 (Say on Pay) or Proposal 3 (Say on Frequency). We strongly encourage you to instruct your broker, bank or other nominee to vote your shares by following the instructions provided on the voting instruction form you receive from your broker, bank or other nominee.
YOUR VOTE IS VERY IMPORTANT. To assure that your shares are represented at the Annual Meeting, we urge you to date, sign and return the enclosed proxy card in the postage-paid envelope provided, or vote by telephone or the Internet as instructed on the proxy card, whether or not you plan to attend the virtual Annual Meeting. You can revoke your proxy at any time before the proxies you appointed cast your votes. If your broker, bank or other nominee is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions in order for your shares to be voted. Your broker, bank or other nominee is required to vote those shares in accordance with your instructions. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares FOR the Board nominees (Proposal 1), FOR the advisory approval of executive compensation (Proposal 2), for an ANNUAL advisory vote on executive compensation (Proposal 3) and FOR ratification of BDO USA, LLP as the Company’s independent registered public accounting firm (Proposal 4) on the voting instruction form.

15.	What constitutes a quorum?
For purposes of the Annual Meeting, the holders of a majority of the issued and outstanding shares of Company capital stock entitled to vote at a meeting of shareholders, virtually present in person or represented by proxy, constitute a quorum for the transaction of business.
Votes cast virtually in person or by proxy, abstentions and broker non-votes will be considered in the determination of whether a quorum is present at the Annual Meeting. In the absence of a quorum, the chair of the Board or any officer entitled to preside at the Annual Meeting shall have the power to adjourn the meeting.

16.	What vote is required to approve each matter, and how are the voting results determined?
Under our governance documents, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election. In the event an incumbent director fails to receive a majority of the votes cast (unless, as provided above, the director election standard is a plurality of the votes cast), the incumbent director shall promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating and Corporate Governance Committee, will determine whether to accept or reject such resignation, or what other action should be taken, within 100 days from the date of the certification of election results.
Because there is only one director nominee subject to vote at the Annual Meeting, this is an uncontested election.

17.	What is the effect of abstentions and broker non-votes?
Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular “non-routine” proposals, and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. Brokers have discretionary authority only to vote on certain “routine” matters, such as the ratification of the appointment of the independent registered public accounting firm (Proposal 4). Brokers have no discretionary authority to vote on the election of directors (Proposal 1), Say on Pay (Proposal 2), or Say on Frequency (Proposal 3).
If you specify that you wish to “abstain” from voting on a matter, then your shares will not be voted on that particular matter.
Abstentions and broker non-votes are not treated as votes “cast” and will therefore have no effect on the outcome of any of the proposals.

18.	How do I find out the results of the vote?
The voting results of the Annual Meeting will be published no later than four business days after the Annual Meeting on a Form 8-K filed with the Securities and Exchange Commission. You can access our Forms 8-K and our other reports we file with the Commission at our website at https://mimedx.gcs-web.com or at the Commission’s website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.

19.	Am I entitled to appraisal or dissenters’ rights with respect to any proposal presented in this Proxy Statement?
No. Under applicable law, shareholders are not entitled to appraisal or dissenters’ rights with respect to any proposal presented in this Proxy Statement.

PROPOSAL 1-ELECTION OF ONE CLASS III DIRECTOR
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEE FOR CLASS III DIRECTOR

Class III Director Nominee—Term Expiring in 2022
James L. Bierman
Independent Director Nominee
Director since: June 2019
James L. Bierman, age 67. Mr. Bierman served as President and Chief Executive Officer and as a member of the board of directors of Owens & Minor, Inc. (NYSE: OMI), a Fortune 500 company and a leading distributor of medical and surgical supplies, from September 2014 to June 2015. Previously, he served in various other senior roles at Owens & Minor, including President and Chief Operating Officer from August 2013 to September 2014, Executive Vice President and Chief Operating Officer from March 2012 to August 2013, Executive Vice President and Chief Financial Officer from April 2011 to March 2012, and Senior Vice President and Chief Financial Officer from June 2007 to April 2011. Earlier in his career, Mr. Bierman served as Executive Vice President and Chief Financial Officer at Quintiles Transnational Corp. (formerly NASDAQ: QTRN). Quintiles was a market leader in providing product development and commercialization solutions to the pharmaceutical, biotech, and medical device industries. As a member of management, he helped lead the successful privatization of the company in 2004. Before joining Quintiles, Mr. Bierman was a partner with Arthur Andersen LLP from 1988 to 1998. Mr. Bierman currently serves on the board of directors of Tenet Healthcare Corporation (NYSE: THC), a Fortune 100 company and a diversified healthcare services company operating more than 500 facilities, acute care hospitals and outpatient centers, throughout the United States. He previously served on the board of directors of Team Health Holdings, Inc. (formerly NYSE: TMH) where as Independent Lead Director, he helped lead the successful privatization of the company in 2017. Team Health is one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Mr. Bierman earned his B.A. from Dickinson College and his M.B.A. at Cornell University’s Johnson Graduate School of Management. Mr. Bierman has served on the Board since June 2019 and was nominated as a director because of his substantial operational and financial experience in the healthcare sector.
Vote Required
The nominee must be elected by a majority of the votes cast by the shares entitled to vote on the election.

THE BOARD UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THE ELECTION OF MR. BIERMAN.

Board of Directors
At the 2010 annual meeting of shareholders, the Company’s shareholders overwhelmingly approved an amendment to our charter classifying the Board into three classes of directors such that only one-third of the Board is up for election at each annual meeting of shareholders. Our Board currently consists of eleven directors divided into three classes, plus two preferred directors. At each annual meeting, the term of one class of directors expires and persons are elected to that class for a term of three years or until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. If the number of directors changes, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.
The Company entered into a Cooperation Agreement, dated as of May 29, 2019 (the “Cooperation Agreement”), with M. Kathleen Behrens, K. Todd Newton, Richard J. Barry, Prescience Investment Group, LLC d/b/a Prescience Point Capital Management LLC, a Louisiana limited liability company (“Prescience Point”), and the other Prescience Point Parties (as defined in the Cooperation Agreement). Pursuant to the Cooperation Agreement, none of the Class II directors whose terms expired at the Company’s 2018 annual meeting of shareholders (the “2018 Annual Meeting”) stood for re-election. Instead, the Board nominated and the shareholders voted to elect Dr. Behrens, Mr. Newton and the Company’s Chief Executive Officer, Timothy R. Wright, as Class II directors at the 2018 Annual Meeting. Also, pursuant to the Cooperation Agreement, following the 2018 Annual Meeting, (i) Larry W. Papasan resigned as a Class III director, and (ii) the Board appointed Mr. Barry and Mr. Bierman as Class III directors.
On June 29, 2020, the Company filed a current report on Form 8-K disclosing that the Company had received a letter from Prescience Point purporting to be a notice that Prescience Point was terminating the Cooperation Agreement due to an alleged material breach of the Cooperation Agreement by the Company. On August 3, 2020, the Company sent a letter to Prescience Point stating that, although the Company has not materially breached the Cooperation Agreement, the Company nevertheless confirms that the Cooperation Agreement is terminated.
On July 2, 2020, in connection with the sale of Series B Preferred Stock to Falcon Fund 2 Holding Company, L.P. (the “EW Purchaser”), an affiliate of EW Healthcare Partners, as described in the 2019 Form 10-K, the Company agreed that, for so long as the EW Purchaser beneficially owns (i) at least 10% of the total number of outstanding shares of Company common stock (calculated on a fully-diluted, as converted basis), the EW Purchaser will be entitled to designate two individuals to serve on the Board and (ii) at least 5% but less than 10% of the total number of outstanding shares of Company common stock (calculated on a fully-diluted, as converted basis), the EW Purchaser will be entitled to designate one individual to serve on the Board (such designated directors, the “Preferred Directors”). The Preferred Directors will not be members of any class of directors that is elected by the holders of Company common stock (a “Common Director”). However, the Board may, by notice to the EW Purchaser, either appoint any individual serving as a Preferred Director as a Common Director or nominate any individual serving as a Preferred Director for election as a Common Director, provided that (i) no such appointment or nomination takes place such that such individual would be up for election as a Common Director prior to the Company’s 2022 annual meeting of shareholders, and (ii) if any individual serving as a Preferred Director has been appointed or nominated as a Common Director prior to July 2, 2022, then no other individual serving as a Preferred Director may be appointed or nominated as a Common Director prior to July 2, 2022. From and after the time that no Series B Preferred Stock remains outstanding, the EW Purchaser’s right to designate directors in accordance with the preceding sentence will convert into a right, subject to the same ownership thresholds described above, to designate up to two individuals to be nominated by the Company to serve on the Board as Common Directors. The initial Preferred Directors are Martin P. Sutter and William A. Hawkins, III, who were appointed to the Board as Preferred Directors on July 2, 2020.
Our Board has nominated James L. Bierman to serve as a Class III director. If elected, will he serve a term expiring at the 2022 annual meeting of shareholders, and until his successor is elected and qualified. Our Board has also eliminated one of the vacancies in Class III effective immediately following the 2019 Annual Meeting.
Our current Board members, the classes in which they serve, and the expiration of their terms as directors are as set forth in the table below:

Class	Directors	Term Expiration
Class III	Richard J. Barry[a] James L. Bierman J. Terry Dewberry[b]
Elected or appointed to terms expiring at the 2019 Annual Meeting, and until their successors are elected and qualified. If elected, will serve a term expiring at the 2022 annual meeting of shareholders, and until his successor is elected and qualified.

Class I	Charles R. Evans Charles E. Koob Neil S. Yeston	Elected to terms expiring at the 2020 Annual Meeting and until their successors are elected and qualified.
Class II	M. Kathleen Behrens K. Todd Newton Timothy R. Wright	Elected to terms expiring at the 2021 annual meeting of shareholders, and until their successors are elected and qualified.
Preferred Directors	William A Hawkins III Martin P. Sutter	The Preferred Directors are not members of any class of directors that is elected by the holders of Company common stock. See description above under “Board of Directors.”

(a) Richard J. Barry declined to stand for re-election as a Class III director.

(b) On May 24, 2019, J. Terry Dewberry notified the Company that he intends to retire from the Board on the date of the 2019 Annual Meeting and, as a result, will not stand for re-election as a Class III director.

Set forth below is certain information regarding our current directors as of August 3, 2020. There are no family relationships among any of our directors or executive officers.

Name	Age	Since	Tenure	Independent	Committees
Current Directors
Richard J. Barry[a]	61	2019	1	✓	CC*
M. Kathleen Behrens	67	2019	1	✓	NCG, COB, EC
James L. Bierman	67	2019	1	✓	AC, CC
J. Terry Dewberry[b]	76	2009	11	✓	AC, NCG
Charles R. Evans	73	2012	8	✓	AC, NCG*
William A. Hawkins, III	66	2020	< 1	✓	EC
Charles E. Koob	75	2008	12		—
K. Todd Newton	58	2019	1	✓	AC*, EC
Martin P. Sutter	65	2020	< 1	✓	CC, NCG
Timothy R. Wright	62	2019	1		—
Neil S. Yeston	77	2012	8	✓	CC, EC*, SL

(a) Richard J. Barry declined to stand for re-election as a Class III director.

(b) On May 24, 2019, J. Terry Dewberry notified the Company that he intends to retire from the Board on the date of the 2019 Annual Meeting and, as a result, will not stand for re-election as a Class III director.

Audit Committee	Compensation Committee	Ethics and Compliance Committee	Nominating & Corporate Governance Committee
K. Todd Newton*	Richard J. Barry*	Neil S. Yeston*	Charles R. Evans*
James L. Bierman	James L. Bierman	M. Kathleen Behrens	M. Kathleen Behrens
J. Terry Dewberry	Martin P. Sutter	William A. Hawkins	J. Terry Dewberry
Charles R. Evans	Neil S. Yeston	K. Todd Newton	Martin P. Sutter
* = Chair; AC = Audit Committee; CC = Compensation Committee; COB = Chairperson of the Board; EC = Ethics & Compliance Committee; NCG = Nominating and Corporate Governance Committee; SL = Science and Research Liaison

Biographies of Directors
Set forth below is certain information regarding our continuing directors, including certain individual qualifications and skills of our directors that contribute to the effectiveness of the Board.
Class I, II, and III Directors
M. Kathleen Behrens, Ph.D., age 67. Dr. Behrens has worked as an independent life sciences consultant and investor since December 2009. Dr. Behrens served as the Co-Founder, President and Chief Executive Officer, and as a director, of the KEW Group Inc., a private oncology services company, from January 2012 until June 2014. Earlier in her career, Dr. Behrens served as a general partner for selected venture funds for RS Investments, a mutual fund firm, from 1996 until December 2009. While Dr. Behrens worked at RS Investments, from 1996 to 2002, she served as a managing director at the firm and, from 2003 to December 2009, she served as a consultant to the firm. During that time, Dr. Behrens also served as a member of the President’s Council of Advisors on Science and Technology (PCAST) from 2001 to 2009 and as chairwoman of PCAST’s Subcommittee on Personalized Medicine, as well as the President, director and chairwoman of the National Venture Capital Association, an organization that advocates for public policy that supports the American entrepreneurial ecosystem, from 1993 until 2000. Prior to that, she served as a general partner and managing director for Robertson Stephens & Co., an investment company, from 1983 through 1996. Dr. Behrens has served as a member of the board of directors of each of Sarepta Therapeutics, Inc. (NASDAQ: SRPT), a medical research and drug development company, since March 2009 (Chairwoman of the Board since April 2015) and IGM Biosciences, Inc. (NASDAQ: IGMS), a clinical stage biotechnology company focused on creating and developing IgM antibodies, since January 2019. She served as a director of Amylin Pharmaceuticals, Inc. (formerly NASDAQ: AMLN), a biopharmaceutical company, from 2009 until its sale in 2012 to Bristol-Myers Squibb Co. Prior to that, she served on the board of directors of Abgenix, Inc. (formerly NASDAQ: ABGX), a biopharmaceutical company, from 2001 until the company was sold to Amgen, Inc. in 2006. From 1997 to 2005, Dr. Behrens was a director of Science, Technology and Economic Policy for the National Research Council. Dr. Behrens was also a Co-Founder of the Coalition for 21st Century Medicine, a trade association for new generation diagnostics companies. Dr. Behrens holds a B.S. in biology and a Ph.D. in microbiology from the University of California, Davis. Dr. Behrens has served on the Board since June 2019 and was nominated as a director because of her substantial experience in the financial services and biotechnology sectors, as well as in healthcare policy.
James L. Bierman, age 67. Mr. Bierman served as President and Chief Executive Officer and as a member of the board of directors of Owens & Minor, Inc. (NYSE: OMI), a Fortune 500 company and a leading distributor of medical and surgical supplies, from September 2014 to June 2015. Previously, he served in various other senior roles at Owens & Minor, including President and Chief Operating Officer from August 2013 to September 2014, Executive Vice President and Chief Operating Officer from March 2012 to August 2013, Executive Vice President and Chief Financial Officer from April 2011 to March 2012, and Senior Vice President and Chief Financial Officer from June 2007 to April 2011. Earlier in his career, Mr. Bierman served as Executive Vice President and Chief Financial Officer at Quintiles Transnational Corp. (formerly NASDAQ: QTRN). Quintiles was a market leader in providing product development and commercialization solutions to the pharmaceutical, biotech, and medical device industries. As a member of management, he helped lead the successful privatization of the company in 2004. Before joining Quintiles, Mr. Bierman was a partner with Arthur Andersen LLP from 1988 to 1998. Mr. Bierman currently serves on the board of directors of Tenet Healthcare Corporation (NYSE: THC), a Fortune 100 company and a diversified healthcare services company operating more than 500 facilities, acute care hospitals and outpatient centers, throughout the United States. He previously served on the board of directors of Team Health Holdings, Inc. (formerly NYSE: TMH) where as Independent Lead Director, he helped lead the successful privatization of the company in 2017. Team Health is one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Mr. Bierman earned his B.A. from Dickinson College and his M.B.A. at Cornell University’s Johnson Graduate School of Management. Mr. Bierman has served on the Board since June 2019 and was nominated as a director because of his substantial operational and financial experience in the healthcare sector.
Charles R. Evans, age 73. The Board named Mr. Evans Lead Director on March 9, 2018, and he served as Chairman from July 2, 2018 through June 2019. Mr. Evans has over 40 years of experience in the healthcare industry. He is currently President of the International Health Services Group, an organization he founded to support health services development in underserved areas of the world. Since 2009, he has served as a senior adviser with Jackson Healthcare, a consortium of companies that provide physician and clinical staffing, anesthesia management and information technology solutions for hospitals, health systems and physician groups. In addition, Mr. Evans is a Fellow in the American College of Healthcare Executives having previously served as Governor of the College from 2004 to 2007 and as Chairman Officer from 2008 to 2011. In 2012, he attained the Board Leadership Fellow credential of the National Association of Corporate Directors. Previously, Mr. Evans was a senior officer with Hospital Corporation of America (HCA), having managed various HCA divisions and completing his service with the responsibility for operations in the Eastern half of the country. Mr. Evans currently serves on the board of directors of Jackson Healthcare and WellStreet Urgent Care. Mr. Evans also serves on the boards of nonprofit organizations including American International Health Alliance and FaithBridge Foster Care. Mr. Evans has served on the Board since 2012 and was nominated as a director due to his healthcare management expertise.
Charles E. (“Chuck”) Koob, age 75. In 2007, Mr. Koob retired as a partner in the law firm of Simpson Thacher & Bartlett, LLP. While at that firm, Mr. Koob was the co-head of the Litigation Department and served on the firm’s Executive Committee. Mr. Koob specialized in competition, trade regulation and antitrust issues. Throughout his 37-year tenure, he represented clients before the Federal Trade Commission, the Antitrust Division of the Department of Justice, and numerous state and foreign competition authorities. He received his B.A. from Rockhurst College in 1966 and his J.D. from Stanford Law School in 1969. Mr. Koob serves on the board of Stanford Hospital and Clinics. He previously served on the board of a private drug development company and MRI Interventions (OTCBB: MRIC), a publicly traded medical device company. Mr. Koob has served on the Board since 2008 and was nominated as a director due to his extensive legal expertise in representing both publicly traded and privately held businesses.
K. Todd Newton, age 58. Mr. Newton has served as Chief Executive Officer and as a member of the board of directors of Apollo Endosurgery, Inc. (NASDAQ: APEN), a medical device company, since July 2014. Earlier in his career, Mr. Newton served as Executive Vice President, Chief Financial Officer and Chief Operating Officer at ArthroCare Corporation (formerly NASDAQ: ARTC), a medical device company, from 2009 to June 2014. Prior to that, Mr. Newton served in a number of executive officer roles, including President and Chief Executive Officer and as a director, at Synenco Energy, Inc., a Canadian oil sands company, from 2004 until 2008. Mr. Newton was a Partner at Deloitte & Touche LLP, a professional services network and accounting organization, from 1994 to 2004. Mr. Newton holds a B.B.A. in accounting from the University of Texas at San Antonio. Mr. Newton has served on the Board since June 2019 and was nominated as a director because of his significant experience in the medical device sector as well as strong executive leadership experience.
Timothy R. Wright, age 62, joined the Company as its Chief Executive Officer on May 13, 2019. Mr. Wright has more than 30 years of experience in the pharmaceutical, biotech and medical devices industries. Most recently, Mr. Wright served as a Partner at Signal Hill Advisors, LLC, a consulting practice, since February 2011. Mr. Wright served as President and Chief Executive Officer of M2Gen Corp., a privately held cancer and health informatics company, between July 2017 and September 2018. Prior to M2Gen Corp., Mr. Wright served as Executive Vice President, Mergers and Acquisitions, Strategy and Innovation for Teva Pharmaceutical Industries Ltd. (“Teva”), a pharmaceutical company specializing in generic medicines, from April 2015 until August 2017. Before Teva, Mr. Wright was the founding partner of The Ohio State University Comprehensive Cancer Drug Development Institute. Mr. Wright also served as Chairman, Interim Chief Executive Officer and a director of Curaxis Pharmaceutical Corporation (“Curaxis”), a pharmaceutical company specializing in the development of drugs for the treatment of Alzheimer’s disease and various cancers, from July 2011 to July 2012. Curaxis had been experiencing financial difficulties prior to Mr. Wright’s tenure and, as a result, the company filed for Chapter 11 bankruptcy in July 2012. Mr. Wright has been a director of Agenus, Inc. (NASDAQ: AGEN), an immune oncology company, since 2006 and its lead director since 2009. Mr. Wright also serves as Chairperson of The Ohio State University Comprehensive Cancer Center Drug Development Institute, serves as director of The Ohio State Innovation Foundation and sits on The Ohio State University College of Pharmacy Dean’s Corporate Council. Over his career, Mr. Wright has served on boards of directors in North America, Europe and Asia. Mr. Wright earned a Bachelor’s of Science in Marketing from The Ohio State University. Mr. Wright has served on the Board since June 2019 and was nominated as a director to bring the perspective of the Chief Executive Officer on the Board and also for the benefit of his many years of experience in the healthcare and pharmaceutical industry.
Neil S. Yeston, M.D., age 77. Dr. Yeston is the Past President of the New England Surgical Society and currently serves as Active Senior Staff, Department of Surgery at Hartford Hospital. During his association with Hartford Hospital, Dr. Yeston previously served in various roles including Vice President of Academic Affairs, Director of Corporate Compliance, Vice President of Quality Management and Director of the Section on Critical Care Medicine, Department of Surgery. In addition, Dr. Yeston was responsible for the enterprise wide acquisition of all biomedical engineering technology. Dr. Yeston has formerly served as Professor of Surgery at the University of Connecticut and the Assistant Dean, Medical Education at the University of Connecticut School of Medicine. Prior to his associations with Hartford Hospital and the University of Connecticut, Dr. Yeston served in various positions with the Boston University Medical Center including the Vice Chairman of the Department of Surgery, Associate Professor of Anesthesiology, Director Progressive Care Unit, and Associate Professor of Surgery. Dr. Yeston has served on the Board since 2012 and was nominated as a director because of his in-depth understanding of healthcare issues from the perspective of the practitioner, academician, administrator and executive.
Directors Designated by Holders of Series B Preferred Stock
William A. Hawkins, III, age 66.  Mr. Hawkins serves as a Senior Advisor to EW Healthcare Partners, a life sciences private equity firm. Mr. Hawkins is the former Chairman and CEO of Medtronic, Inc., a global leader in medical technology. He was at Medtronic from 2002 until 2011. After retiring from Medtronic, he served as President and Chief Executive Officer of Immucor, Inc., a private equity backed global leader in transfusion and transplant medicine from October 2011 to July 2015. From 1998 to 2001 Mr. Hawkins served as President and Chief Executive Officer of Novoste Corporation (NASDAQ:NOVST), an interventional cardiology company. Prior to that, Mr. Hawkins served in a variety of senior roles at American Home Products, a consumer, pharma and medical device company, Johnson & Johnson, a healthcare company, Guidant Corporation, a medical products company, and Eli Lilly and Company, a global pharmaceutical company. Mr. Hawkins also serves as a director of Biogen Inc. (NASDAQ: BIIB), a biopharmaceutical company; Avanos Medical, Inc. (NYSE:AVNS), a medical technology company; as Chairman of Bioventus, LLC; as Chairman of 4 Tech; and as a director of AskBio, Cirtec, Virtue Labs, Immucor, Inc., Cereius, Inc. and Baebies, Inc., all of which are life science companies. He previously served on the board of Thoratec Corporation. Mr. Hawkins is Vice Chair of the Duke University Board of Trustees and is Chair of the Duke University Health System. Mr. Hawkins was elected as a member of the AIMBE College of Fellows and the National Academy of Engineering. He has a dual B.S.E.E. degree in Electrical and Biomedical Engineering from Duke University and a M.B.A. from the University of Virginia’s Darden School of Business. Mr. Hawkins has significant leadership experience as a chief executive officer, significant knowledge of, and experience in, the healthcare industry and significant international experience. He also has extensive governance and public company board experience. He was appointed to serve as a Preferred Director by the EW Purchaser.
Martin P. Sutter, age 65.  Since 1985, Mr. Sutter has been the Co-Founder and a Managing Director of EW Healthcare Partners, previously known as Essex Woodlands Health Ventures, a healthcare-focused growth equity firm. Mr. Sutter has been directly involved with more than 30 of EW Healthcare Partners’ portfolio company investments. Educated in chemical engineering and finance, Mr. Sutter has more than 35 years of management experience in operations, marketing, finance and venture capital. Mr. Sutter holds a Bachelor of Science degree from Louisiana State University and a Master of Business Administration from the University of Houston. He currently serves on the Boards of Abiomed, Inc. (NASDAQ: ABMD), Bioventus LLC and Prolacta Bioscience. He previously served on the boards of directors of the following EW Healthcare Partners’ portfolio investments: ATS Medical (later acquired by Medtronic, Inc.); BioForm Medical (later acquired by Merz GmbH & Co KGaA); LifeCell (later acquired by Kinetic Concepts); St. Francis Medical (later acquired by Kyphon, Inc./Medtronic, Inc.); Confluent Surgical (later acquired by Tyco International/Covidien); and Rinat Neurosciences (later acquired by Pfizer, Inc.). We believe that Mr. Sutter’s in-depth knowledge of the medical device industry, his skills as an investor in developing medical device companies, his extensive board experience and his position as a representative of a large stockholder in our Company qualify him to serve as a member of our Board of Directors. He was appointed to serve as a Preferred Director by the EW Purchaser.

CORPORATE GOVERNANCE

Nominees for Election to the Board
The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that the Board nominee meets the Board’s standards for director qualifications and has nominated him to stand for election to the Board for a term expiring at the 2022 annual meeting of shareholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Please see Mr. Bierman’s biography above, which includes a description of his qualifications, experience, attributes and skills.
Director Independence
Although Company common stock is no longer listed on NASDAQ due to the Company’s failure to timely file periodic reports, the Board continues to comply with NASDAQ’s listing standards with respect to Board independence. NASDAQ listing standards require that a majority of the members of the Board be independent, which means that they are not officers or employees of the Company and are free of any relationship that would interfere with the exercise of their independent judgment. The Board has determined that Dr. Behrens and Messrs. Barry, Bierman, Dewberry, Evans, Hawkins, Newton, and Sutter, and Dr. Yeston are “independent” under NASDAQ listing standards.
The Board nominee has consented to be named in this Proxy Statement and to serve as a director of the Company if elected. Proxies may not be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The Board is not aware that the Board nominee will be unwilling or unable to serve as a director. However, if the Board nominee is unable to serve or for good cause will not serve as a director, the Board may choose a substitute nominee. If any substitute nominee is designated, we will file a supplement to this Proxy Statement that, as applicable, identifies the substitute nominee, discloses that such nominee has consented to being named in the revised proxy statement and to serve as a director of the Company if elected, and includes certain biographical and other information about such nominee required by SEC rules. Absent instruction otherwise, the persons named as proxies on the Company’s proxy card will vote for the Board nominee and substitute nominee chosen by the Board, if applicable.
Board Leadership Structure and Lead Director
The Board has been led by an independent Chair since July 2, 2018, when the Board named Mr. Evans as Chair of the Board. Previously, he served as the Board’s Lead Director. Pursuant to the Cooperation Agreement, Dr. Behrens was appointed Chair of the Board following her election in June 2019 and currently serves in that role. The Board does not currently have a Lead Director since the Chair is independent.
Board Risk Oversight
The Board as a whole is responsible for overseeing the Company’s risk exposure as part of determining a business strategy that generates long-term shareholder value. Each of the Board’s standing committees focuses on risk areas associated with its area of responsibility. The Board believes its leadership structure discussed above supports a risk oversight function that enhances a unified leadership through a single person and allows for effective input from our independent Board members, all of whom are fully engaged in Board deliberations and decisions.

Director Stock Ownership Guidelines
The Nominating and Corporate Governance Committee has adopted stock ownership guidelines for the Company’s non-employee directors to better align the interests of non-employee directors with shareholders. The guidelines require non-employee directors to own shares of Company common stock with a value equal to or greater than three times their annual gross cash compensation. Newly elected directors have three years from the date of election to the Board to comply with the ownership guidelines. Shares must be owned directly by the director or the director’s immediate family members residing in the same household, held in trust for the benefit of the non-employee director or the director’s immediate family or owned by a partnership, limited liability company or other entity to the extent of the director’s interest therein (including the interests of the director’s immediate family members residing in the same household) provided that the individual has the power to vote or dispose of the shares. Unvested shares of restricted stock and unexercised stock options (vested or unvested) do not count toward satisfaction of the guidelines. The Board has suspended application of these stock ownership guidelines until the Company’s insider trading policy again allows the non-employee directors to buy shares of Company common stock.

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, a copy of which is on our website at https://mimedx.gcs-web.com/corporate-governance/highlights. Any amendments to or waivers of the Code of Business Conduct and Ethics that require disclosure under applicable law or listing standards will be disclosed on our website at www.mimedx.com. We undertake to provide a copy to any person, without charge, upon written request to Secretary, MiMedx Group, Inc., 1775 West Oak Commons Court, NE Marietta, Georgia 30062.
Committees of the Board and Number of Meetings
During the year ended December 31, 2019, there were 25 meetings of the Board. In addition to single purpose committees established from time to time to assist the Board with particular tasks, the Board has the following standing committees: an Audit Committee; a Compensation Committee; an Ethics & Compliance Committee; and a Nominating and Corporate Governance Committee. In 2019, each incumbent director attended more than 75% of the aggregate of all meetings of the Board held while he or she was a director and any committees on which that director served.
Although we do not have a formal policy, we strongly encourage each of our directors to attend all annual meetings of shareholders in person. All of the current directors attended the Company’s 2018 Annual Meeting with the exception of Dr. Behrens.
Audit Committee and Audit Committee Financial Expert
The following directors serve on the Audit Committee: K. Todd Newton (Chair), James L. Bierman, J. Terry Dewberry, and Charles R. Evans, each of whom satisfies NASDAQ’s independence standards for audit committee members. The Board has determined that each of Messrs. Bierman, Dewberry, and Newton is an “audit committee financial expert” as that term is defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K.
The current charter for the Audit Committee is posted on the Company’s website at https://mimedx.gcs-web.com/corporate-governance/highlights. The Audit Committee held 38 meetings during the year ended December 31, 2019. The Audit Committee’s charter requires that it, among other things:

•
assist the Board in its duty to oversee the Company’s accounting and financial reporting processes of the Company and the audits of the Company’s financial statements and internal control over financial reporting;

•
review the Company’s financial statements with management and the Company’s outside auditors, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;

•	direct the Company’s outside auditors to review the Company’s interim financial statements included in Quarterly Reports on Form 10-Q prior to the filing of such reports with the SEC;

•	establish policies and procedures to take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditors;

•	establish policies and procedures for the engagement of the outside auditors to provide permitted non-audit services;

•
take responsibility for the appointment, compensation, retention and oversight of the work of any public accounting firm engaged for the purpose of preparing or issuing audit reports or performing other audit, review or attest services and ensure that each such registered public accounting firm reports directly to the Audit Committee;

•
conduct an annual review of the Audit Committee’s performance, annually review and reassess the adequacy of the Audit Committee charter and make recommendations to the Board with respect and changes to the Audit Committee charter;

•	provide, as part of any proxy statement filed pursuant to SEC regulations, any Audit Committee report required by SEC regulations;

•	establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters; and

•
review and pre-approve related party transactions with reporting persons specified in Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”), for potential conflicts of interest and review and approve related party transactions.

The Audit Committee is authorized to delegate responsibilities to subcommittees or the Chair of the Audit Committee as necessary or appropriate.
Compensation Committee
The following directors serve on the Compensation Committee: Richard J. Barry (Chair), James L. Bierman, Martin P. Sutter, and Neil S. Yeston, each of whom satisfies NASDAQ’s independence standards for compensation committee members. The current charter for the Compensation Committee is posted on the Company’s website at https://mimedx.gcs-web.com/corporate-governance/highlights. The Compensation Committee held 9 meetings during the year ended December 31, 2019.
The Compensation Committee is responsible for reviewing and evaluating all compensation and remuneration to those executive officers. Pursuant to its charter, the primary purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to the compensation of the Company’s executive officers. The Compensation Committee has overall responsibility for evaluating and approving the Company’s equity compensation plans, policies and programs for all levels within the Company, and certain other compensation programs. The Compensation Committee has overall responsibility for evaluating and recommending for approval by the Board the Company’s compensation plans, policies and programs for its NEOs. The Compensation Committee’s charter requires that it, among other things:

•	annually evaluate the performance of the Company’s Chief Executive Officer;

•
annually review and determine the annual compensation, including amounts and terms of base salary, bonus, incentive compensation, perquisites and all other compensation for the Company’s NEOs, and recommend their annual compensation for approval by the Board;

•
annually, at the Compensation Committee meeting coincident with the Company’s annual meeting of shareholders, review and determine the compliance of the Company’s directors with the stock ownership guidelines applicable to directors and report such compliance to the Board; and

•
prepare an annual Compensation Committee report as required by SEC rules to be included in the Company’s proxy statement or annual report on Form 10-K stating that the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and based on that review and discussion, recommend to the Board that the CD&A be included in the Company’s annual report on Form 10-K and in the Company’s proxy statement.

The Compensation Committee is authorized to delegate responsibilities to subcommittees of the Compensation Committee as necessary or appropriate.

Ethics and Compliance Committee
Our Ethics and Compliance Committee currently consists of four directors: Neil S. Yeston (Chair), M. Kathleen Behrens, William A. Hawkins, and K. Todd Newton. Each of the Committee members meets the independence requirements of the NASDAQ rules for independence. The current charter for the Ethics and Compliance Committee is posted on our website at https://mimedx.gcs-web.com/corporate-governance/highlights. The Ethics and Compliance Committee held 5 meetings during the year ended December 31, 2019.
The principal role of the Ethics and Compliance Committee is to assist the Board in its duty to oversee the Company’s establishment and management of its corporate ethics and compliance program. In establishing this Ethics and Compliance Committee, the Board recognizes that healthcare fraud and abuse laws and regulations are complex and subject to evolving interpretation and enforcement discretion which may affect the Company’s ability to operate. The Ethics and Compliance Committee’s charter requires that it, among other things:

•	oversee and monitor the activities of Company management and pertinent outside consultants with respect to the Company’s establishment and management of its corporate ethics and compliance program;

•	oversee the efforts of the Chief Compliance Officer, including:

◦	approve of decisions regarding the appointment and removal of the Chief Compliance Officer;

◦	review the budget, resource plan and organizational structure of the Compliance function;

◦
review the Company’s efforts that demonstrate the Company’s commitment to the elements of an effective ethics and compliance program as initially outlined in the Federal Sentencing Guidelines for Organizations and refined over time; and

◦	review the performance of the Chief Compliance Officer and approve any changes to his or her compensation;

•	review any pre-approve requests for waivers of compliance with the Company’s Code of Conduct;

•	conduct an annual review of the Committee’s performance;

•	annually review the Committee’ Charter; and

•	provide a regular report the Committee’s activities to the full Board of Directors.
The Ethics and Compliance Committee is authorized to delegate responsibilities to subcommittees of the Ethics and Compliance Committee as necessary or appropriate.

Nominating and Corporate Governance Committee
The following directors serve on the Nominating and Corporate Governance Committee: Charles R. Evans (Chair), M. Kathleen Behrens, J. Terry Dewberry, and Martin P. Sutter, each of whom meets the independence requirements of the NASDAQ rules for independence. The current charter for the Nominating and Corporate Governance Committee is posted on our website at https://mimedx.gcs-web.com/corporate-governance/highlights. The Nominating and Corporate Governance Committee held 9 meetings during the year ended December 31, 2019.
The primary purposes of the Nominating and Corporate Governance Committee are to make recommendations to the Board concerning the composition and structure of the Board, identify individuals qualified to become Board members, recommend to the Board the director nominees for the next annual meeting of shareholders and in the event of any vacancies on the Board, develop and recommend to the Board a set of corporate governance principles applicable to the Company and make recommendations to the Board on matters of Chair of the Board, Chief Executive Officer and President succession. The Nominating and Corporate Governance Committee’s charter requires that it, among other things:

•
annually present to the Board a list of individuals who meet the criteria for Board membership, recommend such individuals for nomination for election to the Board at the annual meeting of shareholders and consider suggestions received from shareholders regarding director nominees in accordance with any procedures adopted from time to time by the Nominating and Corporate Governance Committee;

•
evaluate and report to the Board on the performance and effectiveness of the Board to facilitate the directors fulfilling their responsibilities in a manner that serves the interests of the Company’s shareholders including an assessment of the Board’s compliance with general corporate governance guidelines and identification of areas in which the Board could improve its performance;

•	consider and recommend to the Board the optimum size, classifications, terms of office of nominees, members and criteria for Board and committee membership;

•	recommend the functions of the various committees of the Board, the members of the committees and the chairs of the committees;

•
annually conduct a review of the Nominating and Corporate Governance Committee’s performance and annually review the self-evaluations by the other committees of the Board and report to the Board on the conclusions reached with respect to the performance of the other committees of the Board; and

•	assist the full Board in determining the independence of its members and nominees at least annually.

The Nominating and Corporate Governance Committee is authorized to delegate responsibilities to subcommittees of the Nominating and Corporate Governance Committee as necessary or appropriate.

Evaluation of Director Candidates
The Board, in part through its delegation to the Nominating and Corporate Governance Committee, seeks to recommend qualified individuals to become members of the Board, and takes into consideration such factors as it deems appropriate based on current needs. The Board considers many factors when evaluating the suitability of, and selecting, individual director nominees, including, but not limited to, the following criteria applicable to all director nominees possess: (i) a commitment to the Company’s basic beliefs as set forth in the Company’s Code of Business Conduct and Ethics and shall be individuals of integrity, intelligence and strength of character; (ii) reputations, both personal and professional, consistent with the image and reputation of the Company; (iii) strong leadership skills; (iv) the ability to exercise sound business judgment; (v) relevant expertise and experience, including educational or professional backgrounds, and an ability to offer advice and guidance to management of the Company based on that expertise and experience; (vi) a general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment, (vii) relevant regulatory experience, (viii) independence and decision-making ability, (ix) interpersonal skills, (x) community activities and relationships, (xi) the interrelationship between the candidate’s experience and business background and other Board members’ experience and business background, and (xii) a willingness to commit the necessary time and effort to attend and participate in Board meetings and related Board activities, and also to ensure an active Board whose members work well together. Although the Nominating and Corporate Governance Committee has not established a specific policy for consideration of diversity in its nominating process, one of its goals is to increase gender diversity on the Board.
Three members of the Board were identified and recommended by a Company shareholder, Prescience Point: Dr. Behrens, Mr. Barry and Mr. Newton. Mr. Bierman currently serves on the Board as a “Company Nominee” under the Cooperation Agreement. Additionally, in July 2020, the EW Purchaser designated Martin P. Sutter and William A. Hawkins, III to serve on the Board as Preferred Directors, and they were appointed to the Board as Preferred Directors on July 2, 2020. The Preferred Directors are not members of any class of directors that is elected by the holders of Company common stock.

Procedures by which Security Holders May Nominate Individuals for Election to the Board
To nominate a person for election as a director at an annual meeting of shareholders, the Company’s Amended and Restated Bylaws require that timely notice of the nomination in proper written form, including all required information as specified in the Amended and Restated Bylaws, be mailed to the Secretary, at 1775 West Oak Commons Court, NE, Marietta, Georgia 30062. The Nominating and Corporate Governance Committee will consider for nomination candidates recommended by shareholders on the same basis as candidates recommended by members of the Board or other sources. Any proposed director candidate shall satisfy the criteria for Board membership set forth in the charter of the Nominating and Corporate Governance Committee or otherwise approved by the Nominating and Corporate Governance Committee and the Board from time to time.
Shareholder Communications with the Board
Company shareholders may communicate with the Board, or individual specified directors, in writing addressed to: MiMedx Group, Inc., Board of Directors, c/o Secretary, 1775 West Oak Commons Court, NE, Marietta, Georgia 30062.
The Secretary will review each shareholder communication. The Secretary will forward to (i) the entire Board, (ii) the non-management members of the Board, if so addressed, or (iii) the members of a Board committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility, each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content and (c) does not merely relate to a personal grievance against the Company or a team member or further a personal interest not shared by other shareholders generally.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Approval of Related Party Transactions
Under its charter, the Audit Committee is responsible for reviewing and approving all transactions or arrangements between the Company and Section 16 reporting persons and any of their respective affiliates, associates or related parties. In determining whether to approve or ratify a related party transaction, the Audit Committee considers all relevant facts and circumstances available to it, such as:

•	Whether the terms of the transaction are fair to the Company and at least as favorable to the Company as would apply if the transaction did not involve a related party;

•	Whether there are demonstrable business reasons for the Company to enter into the transaction;

•	Whether the transaction would impair the independence of an outside director; and

•
Whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Related Party Transactions
The Company has employed Thomas Koob Ph.D. as its Chief Scientific Officer (a non-executive officer) since 2006. Dr. Koob is the brother of a director, Charles Koob. Subsequent to the Company’s employment of Dr. Thomas Koob, Charles Koob was appointed as a director of the Company in March 2008. In 2019, the Company paid Dr. Thomas Koob an annual salary of $235,210 and provided equity, incentive compensation and other compensation of $155,957.
The Company employs Simon Ryan, the brother-in-law of its former General Counsel, Alexandra O. Haden (who resigned from the Company effective August 12, 2019), as a sales representative. In 2019, the Company paid Mr. Ryan total compensation of $152,126, consisting of a salary of $95,000 and sales commissions, equity and other compensation of $57,126.
Compensation Committee Interlocks and Insider Participation
During 2019, the following persons served on the Compensation Committee: Richard J. Barry, James L. Bierman, Joseph G. Bleser, Larry W. Papasan, and Neil S. Yeston. No member of the Compensation Committee is or has been an officer or employee of the Company. During 2019, none of the Company’s executive officers served on the board of directors or compensation committee of any other entity that had an executive officer that serves on the Company’s Board or Compensation Committee.

Executive Officers
The following persons currently serve as our executive officers:
Timothy R. Wright, 62, became the Company’s Chief Executive Officer in May 2019. The biography for Mr. Wright can be found under the heading “Board of Directors” above.

Peter M. Carlson, age 56, was appointed Chief Financial Officer in March 2020. He joined the Company as Executive Vice President - Finance in December 2019. From 2017 to 2018, Mr. Carlson served as Chief Operating Officer at Brighthouse Financial, Inc., where he helped establish the $200 billion (assets) U.S. life and annuity insurance company as a separate entity following its August 2017 spin-off from MetLife, Inc., one of the world’s leading financial services companies. He was the Chief Accounting Officer at MetLife, Inc. from 2009 to 2017 where his global responsibilities included accounting, financial planning, tax, and investment finance. Prior to joining MetLife in 2009, Carlson was the Corporate Controller at Wachovia Corporation. He currently serves as a director of White Mountains Insurance Company (NYSE: WTM). Mr. Carlson holds a Bachelor of Science from Wake Forest University and is a trustee of the university. He is licensed as a certified public accountant in North Carolina and New York.
Mark P. Graves, age 55, was appointed Chief Compliance Officer in July 2018. Prior to joining the Company, he served as the U.S. leader for the global Patient Experience & Value function in the neurology division of UCB, Inc., a biopharmaceutical company. From 2011 to 2015, he was UCB’s Deputy Compliance Officer involved in all aspects of compliance including the implementation and management of the company’s corporate integrity agreement. Prior to that, Graves was Senior Director in the Office of Ethics and Compliance for the Pharmaceutical Products Division of Abbott Laboratories, as well as Deputy Ethics & Compliance Officer for Takeda Pharmaceuticals North America, Inc. and TAP Pharmaceutical Products, Inc. Prior to his pharmaceutical and biotech career, he practiced labor and employment law. Mr. Graves holds a B.A. in Criminology and Law, and a J.D., from the University of Florida as well as an MBA from the University of Chicago Booth School of Business.
William F. “Butch” Hulse IV, age 47, has served as General Counsel since December 2019. Prior to joining the Company, Mr. Hulse was a member of Dykema Gossett, PLLC, a national law firm since 2017. Prior thereto, he was with Acelity, LP, Inc. (formerly Kinetic Concepts, Inc.), a global medical technology company with leadership positions in advanced wound care, surgical solutions and regenerative medicine, from 2008 to 2017 in a variety of roles of increasing responsibility. From 2013 to 2017, he served as Acelity’s Chief Compliance Officer and Senior Vice President for Enterprise Risk Management, Quality, and Regulatory. Prior to that, he served as Division General Counsel for Acelity’s advanced wound care business unit and as Associate General Counsel for litigation matters. Mr. Hulse holds a Bachelor of Arts from Angelo State University and a J.D. from the Baylor University School of Law.
Rohit Kashyap, Ph.D., age 49, joined the Company as Executive Vice President and Chief Commercial Officer in August 2020. Dr. Kashyap has more than 20 years of experience in the medical device sector. Most recently, he served as the President of Global Commercial at Acelity, L.P. Inc. (formerly known as Kinetic Concepts, Inc.), an advanced wound therapeutics company, since April 2019. Prior thereto, Dr. Kashyap served as Acelity’s President of Americas, from January 2017 to April 2019, and President of North America, from October 2014 to January 2017. Prior to that, Dr. Kashyap served as Senior Vice President of Strategy and Business Development at Acelity, Inc. from 2012 to 2014, and as Senior Vice President of Corporate Development at Acelity, Inc. from 2007 to 2010, with responsibility for the development of global strategic planning initiatives that incorporated organic growth, licensing, and strategic acquisitions. At Acelity, Inc., Dr. Kashyap also held roles in the R&D, Licensing and Acquisition, and Global Marketing groups, including as Commercial Leader for international and emerging markets. Dr. Kashyap earned his bachelor’s degree in Instrumentation and Control from the L.D. College of Engineering in Ahmedabad, India, and his master’s degree and doctorate in Biomedical Engineering from Case Western Reserve University. He also holds an MBA from the Kellogg School of Management at Northwestern University.
Scott M. Turner, age 55, has served as Senior Vice President, Operations and Procurement since April 2017. Mr. Turner oversees supply chain including donor recovery services, procurement, processing, and facilities. Mr. Turner joined the Company in April 2016 as Vice President, Procurement. Prior to joining the Company, Mr. Turner served as a director with Alvarez & Marsal North America, LLC in their Corporate Performance Improvement group from October 2015 until March 2016. Prior thereto, Mr. Turner served as Vice President, Supply Chain, with Larson-Juhl, a Berkshire Hathaway company, from June 2013 until September 2015. Additionally, Mr. Turner has more than 20 years of Supply Chain and Procurement leadership in life sciences at Shionogi and Johnson & Johnson, spanning the consumer, medical device, and pharmaceutical sectors domestically and overseas. Mr. Turner holds a Bachelor of Science in Commerce & Engineering from Drexel University and a President / Key Executives MBA from Pepperdine University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee is responsible for evaluating and determining the compensation paid to the executive officers who are listed in the Summary Compensation Table (the “NEOs”). All components of compensation for the NEOs are then recommended by the Compensation Committee for approval by the Board. This Compensation Discussion and Analysis (“CD&A”) pertains to 2019 compensation.
For 2019, the Company’s NEOs were:

•	Timothy R. Wright. Mr. Wright joined MiMedx as Chief Executive Officer on May 13, 2019.

•
David Coles. Mr. Coles served as Interim Chief Executive Officer from July 2, 2018 until May 13, 2019. He was an employee of Alvarez & Marsal North America, LLC. We paid Alvarez & Marsal for Mr. Cole’s services, as described below under “Agreements with Our Executive Officers-Agreement with Alvarez & Marsal to Employ Mr. Coles.”

•
Edward Borkowski. Mr. Borkowski served as Executive Vice President and Interim Chief Financial Officer from June 7, 2018 until his resignation on November 15, 2019. Subsequently, he served as Acting Chief Financial Officer through March 17, 2020 pursuant to a Separation and Transition Services Agreement, as described below under “Agreements with Our Executive Officers - Agreement with Mr. Borkowski.”

•	Peter M. Carlson. Mr. Carlson joined the Company as Executive Vice President - Finance in December 2019. He became Chief Financial Officer in March 2020.

•
I. Mark Landy. Mr. Landy served as Executive Vice President and Chief Strategy Officer from December 5, 2018 until the Company eliminated this role effective September 16, 2019 (which terminated his employment).

•	Scott M. Turner. Mr. Turner has served as Senior Vice President—Operations & Procurement since December 5, 2018 and continues to serve in such role.
Prior Say-on-Pay Proposal and Shareholder Support
The Company last conducted an advisory say-on-pay vote at the 2016 annual meeting of shareholders, where approximately 95% of the votes cast were in favor of the proposal. The Board and the Compensation Committee reviewed these final vote results together with the other factors and data discussed in this Compensation Discussion and Analysis and determined that, given the significant level of support of the Company’s approach to compensation by its shareholders, no changes to its executive compensation policies and related decisions were necessary at such time.
Shareholders will have the opportunity to vote on an advisory say-on-pay proposal (Proposal 2) and an advisory say-on-frequency of the shareholder vote on executive compensation (Proposal 3) at the Annual Meeting.
Compensation Philosophy
MiMedx’s executive compensation philosophy is based on the belief that competitive compensation is essential to attract and retain highly-qualified executives and incentivize them to achieve the Company’s operational and financial goals. In line with this philosophy, the Company’s practice is to provide total compensation that is competitive with comparable positions at peer organizations. The compensation program is based on individual and organizational performance and includes components that reinforce the Company’s incentive and retention-related compensation objectives.
The principal components of compensation for MiMedx’s NEOs are base salary, annual cash incentives and long-term equity incentives. Cash incentives are included to encourage and reward effective performance relative to the Company’s near-term plans and objectives. Equity incentives are included to promote longer-term focus, to help retain key contributors and to align the interests of the Company’s executives and shareholders.
Pay-Setting Process
Compensation Consultant
Beginning in mid-2018, the Compensation Committee engaged an independent executive compensation consulting firm, Meridian Compensation Partners, LLC (“Meridian”), to provide compensation consulting services relating to (1) NEO compensation, (2) peer group composition and practices, (3) incentives design, (4) compensation governance, (5) amount and form of director compensation and (6) alternatives to equity compensation. Meridian’s services were provided only to the Compensation Committee, and the Compensation Committee determined that Meridian’s work did not raise any conflict of interest.
In October, 2019, following changes in the membership of the Compensation Committee and the Board, the Compensation Committee engaged a new, independent executive compensation consulting firm, Aon Consulting, Inc. through its Radford subdivision (“Radford”), to replace Meridian and to provide compensation consulting services relating to (1) NEO compensation, (2) peer group composition and practices, (3) incentives design, (4) compensation governance, (5) amount and form of director compensation and (6) alternatives to equity compensation. Radford’s services were provided only to the Compensation Committee, and the Compensation Committee determined that Radford’s work did not raise any conflict of interest.
Use of a Peer Group
In making compensation decisions, the Compensation Committee has considered the recommendations of the CEO and of a senior HR executive, which, in turn, have been informed by a compensation analysis of the practices of peer group companies, which are publicly-traded companies in the medical device, pharmaceuticals, biotechnology and life sciences sectors of the healthcare industry. The peer group was determined primarily using organizational criteria, revenue, market capitalization, and industry sector. Organizational criteria include number of employees as well as qualitative factors such as industry, markets, and development stage. The data from the peer group companies for the NEOs provides the Compensation Committee with a benchmark that it views as a point of reference, but not as a determining factor, for the compensation of the NEOs. In 2019, the Company’s peer group was as follows:

Abiomed, Inc.	Geron Corporation	LivaNova PLC
Acorda Therapeutics, Inc.	Halozyme Therapeutics, Inc.	Momenta Pharmaceuticals, Inc.
AMAG Pharmaceuticals, Inc.	ImmunoGen, Inc.	Newlink Genetics Corp.
Array BioPharma, Inc.	Infinity Pharmaceuticals, Inc.	OPKO Health, Inc.
CryoLife, Inc.	Insulet Corporation	Osiris Therapeutics, Inc.
DexCom, Inc.	Insys Therapeutics, Inc.	Seattle Genetics, Inc.
Exelixis, Inc	Ionis Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
Genomic Health, Inc.	Ironwood Pharmaceuticals, Inc.	Vanda Pharmaceuticals, Inc.
Wright Medical Group, Inc.
In order to compete effectively for top executive-level talent, the Compensation Committee generally targets cash compensation for the NEOs between the 50th and 60th percentile and long-term equity compensation between the 60th and 75th percentile of compensation paid to similarly-situated executives of the companies comprising the peer group. However, in practice and in the case of 2019, total compensation actually awarded by the Compensation Committee has generally lagged these targets primarily due to the award of below-median long-term incentives. Although peer data and compensation survey data are useful guides for comparative purposes, the Compensation Committee believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. In that regard, the Compensation Committee applies its judgment in reconciling the program’s objectives with the realities of attracting and retaining key employees.

2019 Compensation Components
Base Salaries
MiMedx employees, including its NEOs, are paid a base salary commensurate with the responsibilities of their positions, the skills and experience required for the position, their individual performance, business performance, labor market conditions, and with reference to peer company salary levels. Base salaries may be increased depending on the compensation of comparable positions within the peer group companies and published compensation surveys, the executive’s responsibilities, skills, expertise, experience and performance, the executive’s contributions to the Company’s results, and the overall performance of the Company compared to its peer group and other participants within the industry. In determining the increases, the Compensation Committee relies on this information, but also exercises its judgment about each individual, and relies on recommendations from its compensation consultant and senior management, and takes into account special circumstances. Base salaries to the NEOs in 2019 were as follows:

NEO	Base Salary	Revised Base Salary(1)
Mr. Wright	$750,000	n/a
Mr. Borkowski	$550,000	$600,000
Mr. Carlson	$525,000	n/a
Mr. Landy	$425,000	$455,000
Mr. Turner	$340,000	$355,000

(1)
During 2019, in recognition of Mr. Borkowski’s assumption of the duties of Interim Chief Financial Officer, the Board increased Mr. Borkowski’s base salary to $600,000. The Board also increased Mr. Landy’s base salary to $455,000 and Mr. Turner’s to $355,000 during 2019 following their assumption of increased responsibilities.

Annual Non-Equity Incentive Awards
Historically, the Company has adopted an annual non-equity incentive plan in which the NEOs participate. Through this plan, the Company delivers a target bonus opportunity expressed as a percentage of each executive’s base salary as shown below. During 2019, following Mr. Borkowski’s assumption of the duties of Interim Chief Financial Officer, the Board increased Mr. Borkowski’s target annual incentive from 60% to 65% of his base salary.

NEO	Base Salary	Target Annual Incentive as a Percent of Base Salary	Target Annual Incentive	Bonus Paid in 2019
Mr. Wright	$750,000	100%	$750,000	$720,000
Mr. Borkowski	$600,000	65%	$390,000	n/a(1)
Mr. Carlson	$525,000	55%	$288,750	n/a(2)
Mr. Landy	$455,000	50%	$227,500	n/a(3)
Mr. Turner	$355,000	40%	$142,000	$136,320

(1)	The Company made payments to Mr. Borkowski pursuant to Separation and Transition Services Agreement in lieu of, among other things, his annual incentive.

(2)	Mr. Carlson joined the Company effective December 16, 2019 and therefore was not eligible for an annual incentive for 2019.

(3)	The Company eliminated Mr. Landy’s role during 2019 and made payments to him in 2020 equal to one times his base salary and target annual incentive.

However, 2019 was a year of rapid and significant change for the Company. Ultimately, the Board did not approve an annual incentive plan for 2019 due to the following factors:

•	a rapidly changing financial forecast following adverse insurance coverage decisions relating to the Company’s products in late 2018 and the reduction in force in December 2018;

•	the failure to complete the audit of the financial statements for the year ended December 31, 2018, which also affected the Company’s ability to establish meaningful quantitative goals for 2019;

•	the adoption of a new strategic plan which addressed the changing regulatory landscape for several of the Company’s products and investments related to future BLA products; and
•changes in several of the Company’s key officers, including its CEO and CFO.

Nevertheless, the Board determined that it was important to grant bonuses for 2019 in recognition of extraordinary efforts during the year, to retain key leaders during a period of significant change and risk, and for internal pay equity. For 2019, the Board authorized the Company to pay discretionary bonuses to each of the NEOs who was still employed by the Company at the end of the year equal to 96% of each NEO’s target annual incentive as follows: Mr. Wright - $720,000; and Mr. Turner - $136,320. Mr. Carlson joined the Company on December 15, 2019 and was not eligible for an annual incentive award in 2019.

For 2020, prior to the outbreak of the COVID-19 pandemic, the Committee and the Board have adopted a managing incentive plan (“MIP”), which is an annual cash incentive plan designed to incentivize and reward achievement of the current year’s financial and operational goals with three equally-weighted performance criteria - revenue, Adjusted EBITDA, and individual performance goals. Potential payouts under the 2020 MIP are capped at 1.5 times an executive’s target bonus.

Long-Term Equity Incentives
All equity incentive awards are granted under the Company’s 2016 Equity and Cash Incentive Plan (the “2016 Plan”), which was approved by shareholders in 2016. The 2016 Plan is designed to align the interests of the Company’s Named Executive Officers and other MiMedx officers, members of management and key employees with the interests of the Company’s shareholders, and serve as a key retention tool. Restricted stock vests over a period of time, generally pro rata annually over three years. The Company generally makes its an annual equity grant to a broad group of its management employees, including the NEOs in February or March of each year. The Company also typically grants restricted stock to certain newly-hired executive officers in connection with the commencement of their employment by the Company.
The Committee believes that equity grants are a positive motivator for the Company’s officers, management and key employees to focus their strategy and efforts on the Company’s long-term goals. Working toward the long-term growth of the price of the Company’s stock produces the ultimate financial gain for the executives’ equity awards and increase in value for the Company’s shareholders.
In recent years, the Compensation Committee has granted only restricted stock awards, rather than a mix of stock and stock options to conserve the number of shares available under the 2016 Plan. The Compensation Committee believes that restricted stock awards are an effective form of equity compensation because the vesting period is a strong retention tool for NEOs and other key executives. Restricted stock awards increase in value as the Company’s stock price increases over time, but they also continue to have value in the event of a stock price decline. Thus, unlike stock options, restricted stock does not lose its retention value in the event of a decline in stock price.
All awards of restricted stock granted to Named Executive Officers in 2019 were approved by the Compensation Committee for recommendation to the full Board for approval. All awards of restricted stock granted to all other eligible participants in the 2016 Plan were determined and approved by the Compensation Committee.
In determining the approved level of equity grants, the Compensation Committee considers the individual’s target annual long-term incentive value, the Company’s overall option “overhang,” the employee’s level of responsibility and performance, prior equity awards, comparative compensation information, and the anticipated expense to the Company. For 2019, all awards of restricted stock were dated and priced as follows:

•	All awards of restricted stock to current employees were granted and priced as of the close of the business day on which the Committee approved the grant.

•	All awards of restricted stock granted to newly-hired employees were granted and priced as of the later of the business day on which the Board approved such grants or the date of employment.
The Committee establishes vesting schedules for awards under the 2016 Plan at the time of the grant. To optimize the retention value of the awards and to orient recipients to the achievement of longer-term goals, objectives and success, awards typically vest in three equal installments on the first, second and third anniversaries of the Grant Date. The Company generally makes its an annual equity grant to a broad group of its management employees, including the Named Executive Officers, in February or March of each year. In 2019, all equity-based awards were issued under plans previously approved by the Company’s shareholders.
2019 Restricted Stock Grants to Named Executive Officers
The Compensation Committee’s philosophy with respect to annual grants is to benchmark long-term equity incentive awards at the 60th to 75th percentile of awards to similarly-situated executives of companies in the peer group. However, the actual amount of equity awards granted to the NEOs in 2019 was less than the benchmark target grant value in order to conserve the number of shares available for awards under the 2016 Plan. In general, in determining the level of equity grants, the Compensation Committee considers the individual’s target annual long-term incentive value, the Company’s unexercised and unvested grants, the employee’s level of responsibility and performance, prior equity awards, comparative compensation information, and the anticipated expense to the Company.
Grants to Existing Officers
On February 21, 2019, the Company granted Mr. Borkowski 203,305 shares of restricted stock that were required to be granted to him pursuant to the Company’s agreement with him. On April 26, 2019, the Company granted each of Messrs. Landy and Turner 279,271 and 52,067 shares of restricted stock, respectively. It made no grant to its then-CEO, Mr. Coles, because he was an employee of Alvarez & Marsal. The grant to Mr. Turner vest pro rata annually over three years.
Grants to Newly-Hired Officers
In addition to the annual grants described above, the Company made certain grants of restricted stock to newly-hired employees during 2019. On May 6, 2019, the Company granted Mr. Wright 681,818 shares of restricted stock upon his appointment as Chief Executive Officer, scheduled to vest pro rata annually over three years; refer to the discussion “Agreement with Mr. Wright” below. In addition, in connection with the commencement of Mr. Carlson’s employment with the Company, the Company made a $350,000 restricted stock grant to Mr. Carlson on December 16, 2019 that vests pro rata annually over three years, and a $1 million restricted stock grant that vests upon the achievement of each of four discrete performance goals; refer to the discussion “Agreement with Mr. Carlson” below. Each of these awards will be settled in a number of shares of Company common stock based on our stock 30 days after the Company first becomes current with its SEC reporting obligations.
Agreements with our Executive Officers
Agreement with Alvarez & Marsal to employ Mr. Coles
The Board appointed Mr. Coles as Interim Chief Executive Officer of the Company, effective as of July 2, 2018. In connection with his appointment, the Company entered into an engagement letter with Alvarez & Marsal North America, LLC (“A&M”), where Mr. Coles had been employed since 1997, providing for Mr. Coles’ services and the services of additional A&M employees as needed to assist Mr. Coles in the execution of his duties. Under the terms of the engagement letter, during his service at the Company, Mr. Coles continued to be employed by A&M and was not entitled to receive any compensation directly from the Company or participate in any of the Company’s employee benefit plans. The Company instead paid A&M an hourly rate of $975 per hour for Mr. Coles’ services. In 2019, the Company paid A&M $908,663 for Mr. Coles’ services. Mr. Coles resigned on May 13, 2019 upon the hiring of Mr. Wright as our permanent Chief Executive Officer.

Agreement with Mr. Wright
In connection with his appointment as Chief Executive Officer in May 2019, Mr. Wright entered into a letter agreement (the “Letter Agreement”) with the Company that provides for an annual base salary of $750,000. The Company agreed in the Letter Agreement that he will be eligible to participate in the MIP with an annual target cash bonus amount equal to one hundred percent (100%) of his base salary. The Letter Agreement also provided for a special one-time signing bonus of $500,000, which was subject to repayment in full in the event that Mr. Wright resigned without “good reason” or had his employment terminated by the Company for “cause,” in each case within 12 months following the commencement of his employment with the Company. The Letter Agreement also provides that Mr. Wright’s MIP bonus would not be prorated for 2019, and that the Compensation Committee of the Board had approved and recommended to the Board for approval a minimum payout of not less than fifty percent (50%) of what his target bonus would have been if the Board had adopted the 2019 MIP. For 2019, the Company paid Mr. Wright a discretionary bonus in lieu of his target MIP bonus, as discussed above under “Annual Non-Equity Incentive Awards.”
In addition, pursuant to the Letter Agreement, the Company granted Mr. Wright 681,818 shares of restricted stock, which had an approximate value of $3,375,000, as of the date that Mr. Wright commenced employment with the Company, which vests pro rata annually over three years and is subject to the terms and conditions of the 2016 Plan. In addition, the Letter Agreement provides that, following 2019, Mr. Wright will have a target long-term incentive award in an amount equal to four hundred and fifty percent (450%) of his then-current annual base salary.
The Letter Agreement further provided that in the event of the termination of Mr. Wright’s employment by the Company other than for “cause” or by Mr. Wright for “good reason,” Mr. Wright will be eligible to receive the following, subject to the execution and non-revocation of a release of claims (and continued compliance with any applicable restrictive covenant obligations): (i) a severance payment equal to 24 months of his then-current annual base salary plus two times his then-current annual target bonus amount and (ii) provided that Mr. Wright timely elects continued coverage under COBRA, continued participation in applicable Company benefit plans for him and his eligible dependents at active employee rates for 24 months following the termination of Mr. Wright’s employment. Notwithstanding the foregoing, in the event that Mr. Wright’s employment with the Company is terminated following a “change in control” for reasons other than death, disability, retirement, termination by the Company for “cause” or termination by Mr. Wright without “good reason,” Mr. Wright will be eligible to receive the following, subject to the execution and non-revocation of a release of claims (and continued compliance with any applicable restrictive covenant obligations): (i) a severance payment equal to 30 months of his then-current annual base salary plus 2.5 times his then-current annual target bonus amount, (ii) provided that Mr. Wright timely elects continued coverage under COBRA, continued participation in applicable Company benefit plans for him and his eligible dependents at active employee rates for 30 months following the termination of Mr. Wright’s employment and (iii) continued participation in life or other similar insurance or death benefit plans (excluding short-term or long-term disability insurance) for 30 months following the termination of Mr. Wright’s employment and at the Company’s expense.
The Letter Agreement also entitles Mr. Wright to certain relocation and commuting benefits.
Agreements with Mr. Borkowski
The Board appointed Mr. Borkowski, an Executive Vice President of the Company, as interim Chief Financial Officer effective June 6, 2018. In 2018, Mr. Borkowski received an annual salary of $550,000 and a target annual performance bonus of 60% of his base salary. The Board increased his salary and target bonus to $600,000 and 65%, respectively, during 2019.
The Company awarded Mr. Borkowski two restricted stock grants on February 21, 2019: one for 100,000 shares, one-third of which vested immediately and the other two-thirds were to vest ratably over a two-year period from the date of grant; and the other for 103,305 shares was to vest ratably over a two-year period from the date of grant. These awards were contemplated, but not granted, at the time Mr. Borkowski joined the Company. The Company made these grants with an abbreviated vesting schedule to approximate the result as if they had been granted as originally agreed because the grants were made nearly a year later than agreed.
In addition, the Company agreed to provide Mr. Borkowski severance, both in connection with a change in control and other than in connection with a change in control. The Company entered into a double-trigger Change in Control

Severance Agreement with Mr. Borkowski, which provided for severance payments equal to 1.75 times his base salary and target bonus; and continuation of benefits for the period for which the severance is computed. The Company also entered into a severance agreement with Mr. Borkowski that was not conditioned upon a change in control and which provided for severance payments equal to 1.0 times his annual base salary plus target bonus, plus continuation of benefits for the period for which the severance is computed, if his employment was terminated for qualifying reasons. Mr. Borkowski was also eligible for relocation benefits.
On November 18, 2019, the Company entered into a Separation and Transition Services Agreement (the “Transition Agreement”) with Mr. Borkowski pursuant to which (i) he resigned as Executive Vice President and Interim Chief Financial Officer of the Company, as well as from any and all officer, director or other positions that he held with the Company and its affiliates, effective November 15, 2019, (ii) he agreed to perform the duties of the Acting Chief Financial Officer with respect to filing the 2018 Form 10-K and assist with the transition of his duties, and (iii) until March 31, 2020, he agreed to provide services as may be requested by the Company with respect to matters related to the Company’s Annual Report on Form 10-K (the “2018 Form 10-K”) and the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019. The Agreement provided for the Company to make special payments to Mr. Borkowski in installments as follows: (i) $1,700,000, which was paid within seven business days following the Transition Agreement, (ii) $1,750,000 which was paid following the filing of the 2018 Form 10-K with the SEC; and (iii) after March 31, 2020, $500,000 which was paid following the execution and delivery of a supplemental release by Mr. Borkowski. These payments were, among other things, in lieu of his equity grant and annual incentive for 2019. Mr. Borkowski forfeited all restricted stock owned by him which had not already vested, and all other claims to stock and other benefits. The Agreement also includes terms and conditions governing the Company’s and Mr. Borkowski’s general release of claims and other customary provisions.
Agreement with Mr. Carlson
The Company entered into an agreement with Mr. Carlson effective December 16, 2019 to employ him as Executive Vice President - Finance. The Company later named Mr. Carlson Chief Financial Officer effective March 18, 2020. Pursuant to the Company’s agreement with Mr. Carlson, he receives an annual base salary of $525,000 and will be eligible for a target annual incentive of fifty-five percent (55%) of his base salary and a target long-term incentive equal to two hundred percent (200%) of his base salary. In addition, he received (i) a special one-time signing bonus of $50,000 (which is subject to repayment in full in the event that he resigns or has his employment terminated by the Company within 12 months following the commencement of his employment with the Company), (ii) a restricted stock grant with a value of $350,000 which vests pro rata annually over three years, and (iii) a restricted stock grant with a value of $1,000,000, which vests upon the achievement of each of four discrete performance goals.
Agreement with Mr. Landy
On September 16, 2019, the Company eliminated the position of Chief Strategy Officer and terminated the employment of Mr. Landy without cause. Effective April 23, 2020, the Company entered into a Termination Agreement with Mr. Landy pursuant to which the Company will pay Mr. Landy twelve (12) months of his salary ($425,000) and target bonus (50%) that was in effect on the day his position was eliminated.
Additional Compensation Practices and Policies
Perquisites
The Company generally does not provide executive officers with perquisites and other personal benefits beyond the Company benefits offered to similarly situated employees, with the following exception: when the Company hosts performance incentive trips for its best-performing sales people, it requires certain executives to attend and assumes the incremental cost if the executive’s spouse attends, and when this occurs the Company reports the aggregate incremental travel expenses of the spouse as a perquisite. Also, during the Company’s transition, when its ability to attract and retain executives was reduced, the Company agreed to reimburse certain executives (Messrs. Wright and Borkowski) for commuting and transportation expenses between their respective homes and our corporate headquarters, temporary lodging, relocation and rental car expenses, and paid a tax-gross up on these amounts.

Stock Ownership Guidelines
The Board has adopted stock ownership guidelines that apply to the NEOs. Under the guidelines, covered persons are required to own stock, including unvested time-based restricted stock, equal to certain multiples of their annual cash compensation:

Person Subject to Policy	Requirement
CEO	3.0X
CFO	2.0X
General Counsel	1.5X
Until such time as the NEO reaches his or her applicable threshold and subject to certain exceptions, the NEOs are required to hold 100% of the shares of Company common stock awarded to him/her from the Company or received upon vesting of restricted stock and upon exercise of stock options (net of any shares utilized to pay for tax withholding and any exercise price).
However, the Board has suspended the stock ownership guidelines until the Company becomes current in its SEC reporting obligations since subject persons may be prohibited by applicable insider trading laws from buying or selling Company securities. We expect to implement similar requirements once the Company’s officers are permitted to buy Company stock.
Recoupment of Compensation
The Board adopted a recoupment (clawback) policy, effective April 1, 2016, covering executive officers of the Company. The policy provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee may seek reimbursement of any cash or equity-based bonus or other incentive compensation paid or awarded to the officer or effect cancellation of previously granted equity awards to the extent the bonus or incentive compensation was based on erroneous financial data and was in excess of what would have been paid to the officer under the restatement.
With the completion of the restatement of Company’s previously issued consolidated financial statements and financial information, the Compensation Committee has reviewed the annual non-equity incentive awards paid to executive officers based on financial performance for the years 2015 and 2016, and the amounts that would have been paid to such officers under the restated financial statements. In addition, the Compensation Committee has reviewed the annual non-equity incentive awards paid to executive officers for 2017 and 2018 (which had never been published and therefore technically not restated), and the amounts that would have been paid to such officers under the corrected financial statements. This review determined that the Company paid annual non-equity incentive awards between 2015 and 2018 to the following persons in excess of what would have been paid to such executive officers under the restated or revised financial metrics, by the following, aggregate amounts: our former Chief Executive Officer, Mr. Petit - $468,504; our former Chief Financial Officer, Mr. Senken - $215,550; our former President, Mr. Taylor - $356,555; our former General Counsel, Ms. Haden - $183,725; our former Interim Chief Financial Officer, Mr. Borkowski - $88,000; our former Chief Strategy Officer, Mr. Landy - $31,267; and Mr. Turner - $28,933. (The Company did not grant any equity awards based on incorrect financial metrics.)
The Compensation Committee notes that the Company effectively recovered $26.3 million of vested, unexercised options and unvested restricted stock as a result of the Board’s determination in September 2018 that the terminations of employment of Messrs. Petit, Senken and Taylor were “for cause,” which resulted in the forfeiture of those awards. Under the Plans, all unvested restricted stock awards and vested and unvested stock option awards were forfeited, as follows:

Former NEO	Options Forfeited	Value on 9/20/2018 at $6.20 per share	Unvested Restricted Stock Forfeited	Value on 9/20/2018 at $6.20 per share	Total Value of Equity Forfeited
Petit	2,867,820	$12.1 million	361,667	$2.2 million	$14.3 million
Senken	887,107	$3.7 million	120,368	$0.7 million	$4.4 million
Taylor	1,558,221	$6.2 million	229,234	$1.4 million	$7.6 million
TOTAL	5,313,148	$22.0 million	711,269	$4.3 million	$26.3 million

(The value of forfeited options is based on the closing price of Company common stock on the date of forfeiture, which was $6.20 per share on September 20, 2018, less the exercise price. The value of forfeited restricted stock is based on the closing price of Company common stock on the date of forfeiture.)
The Compensation Committee also notes that on November 26, 2019, the SEC filed suit against Messrs. Petit, Senken and Taylor in the U.S. District Court for the Southern District of New York, including claims for relief as to Messrs. Petit and Senken for the disgorgement of all bonuses and all incentive-based and equity-based compensation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, among other claims for relief. The Committee further notes that Messrs. Landy and Turner only became executive officers in December 2018 and therefore were subject to the policy for less than one month.
In view of the pending criminal trials against Messrs. Petit and Taylor, and the SEC’s civil claims against Messrs. Petit, Taylor, and Senken, the Compensation Committee has not yet reached a final determination as to whether or how to recoup the amounts previously paid to these executives or to the other executives.
Anti-Hedging and Anti-Pledging Policies
Hedging transactions may permit the ownership of Company securities without the full risks and rewards of ownership. If a director, officer or employee engages in hedging transactions with respect to Company securities, he or she may no longer have the same objectives as the Company’s other shareholders. For this reason, the Company prohibits directors, officers and employees from engaging in hedging transactions in Company securities, subject to exceptions that may be granted in the sole discretion of the Company’s General Counsel in limited circumstances.
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold if the borrower defaults on the loan, including at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities. For these reasons, the Company prohibits directors, officers and other employees from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
Compensation Risk Assessment
On an ongoing basis, the Compensation Committee considers the risks inherent in the Company’s compensation programs. With the change in the structure of the annual non-equity incentive compensation awards in late 2018, which de-emphasized revenue, the Compensation Committee believes that our compensation policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of our compensation policies and practices encourages our employees to remain focused on both our short- and long-term goals.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed the Compensation Discussion and Analysis in this Proxy Statement and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company’s 2019 annual meeting of shareholders. This report is provided by the following independent directors, who comprise the Compensation Committee:

Richard J. Barry, Chair (member of the Committee since June 2019)
James L. Bierman (member of the Committee since July 2019)
Neil S. Yeston (member of the Committee since September 2012)
August 3, 2020
CEO Pay Ratio
In 2019, we paid total annual compensation to our median employee of $62,995. The annual total compensation of our CEO in 2019, as reported in the Summary Compensation Table, was $5,069,353. Based on this information, for 2019 the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was 80 to 1. (We note that the compensation paid to our CEO for 2019 was for a partial year, and we estimate that he would have received approximately$5,372,238 over the course of a full year, which equates to a ratio of 85 to 1.) We determined our median employee using all income as shown in Form W-2 box 1 for all employees other than our CEO, based on information as of December 31, 2019. As permitted by SEC rules, we excluded all non-U.S. employees in determining the median employee, which consisted of a single employee in Canada. The total number of U.S. and non-U.S. employees as of December 31, 2019 was 696.

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Period	Salary	Bonus(6)	Stock(7) Awards	Option Awards	Non-Equity Incentive Plan Compensation Awards	All Other(8) Compensation	Total
Timothy R. Wright,(1) Chief Executive Officer	2019	$447,115	$1,220,000	$3,375,000	$0	$0	$27,239	$5,069,354
David Coles,(2) Former Interim Chief Executive Officer	2019	$0	$0	$0	$0	$0	$0	$0
	2018	$0	$0	$0	$0	$0	$0	$0
Edward Borkowski,(3) EVP and Interim Chief Financial Officer	2019	$597,885	$0	$610,014	$0	$0	$4,095,931	$5,303,830
	2018	$363,846	$150,000	$0	$0	$330,000	$47,294	$891,140
Peter M. Carlson,(4) EVP - Finance	2019	$24,231	$0	$1,349,994	$0	$0	$0	$1,374,225
I. Mark Landy,(5) EVP and Chief Strategy Officer	2019	$367,001	$0	$673,043	$0	$0	$690,924	$1,730,968
	2018	$327,788	$100,000	$199,824	$0	$117,250	$0	$744,862
Scott M. Turner, SVP, Operations & Procurement	2019	$351,596	$136,320	$125,481	$0	$0	$6,059	$619,456
	2018	$302,788	$0	$156,592	$0	$108,500	$9,978	$577,858

(1)	The Board appointed Mr. Wright as Chief Executive Officer effective May 13, 2019.

(2)
Mr. Coles served as Interim Chief Executive Officer from July 2, 2018 until May 12, 2019. The Company paid his employer, A&M, $908,663 and $1,147,751 for Mr. Coles’ services in 2019 and 2018, respectively.

(3)	Mr. Borkowski served as Interim Chief Financial Officer from June 6, 2018 until his resignation effective November 15, 2019. Subsequently, he served as Acting Chief Financial Officer.

(4)	The Board appointed Mr. Carlson Executive Vice President - Finance effective December 16, 2019. The Company later named Mr. Carlson Chief Financial Officer effective March 18, 2020.

(5)	Mr. Landy served as Executive Vice President and Chief Strategy Officer from December 5, 2018 until the Company eliminated this position on September 16, 2019.

(6)
Reflects a one-time $500,000 cash signing bonus. Messrs. Wright and Turner also received discretionary bonuses in 2020 in lieu of their 2019 annual incentive in the amounts of $720,000 and $136,320, respectively.

(7)
Represents the aggregate grant date fair value of awards of restricted stock made to the executive officer in accordance with FASB ASC Topic 718. The restricted stock awards vest pro rata annually over a three-year period.

(8)
Represents the following amounts: (a) commuting expenses: Wright - $18,135; Borkowski - $43,733; (b) reimbursement for travel expenses for their spouses to attend certain work-related events: Borkowski - $5,098; Landy - $3,924; (c) severance: Borkowski - $4,000,000 (including $2,250,000 to be paid to him or on his behalf in 2020); Landy - $687,750 (paid in 2020); (c) 401(k) match: Wright - $1,442; Borkowski - $4,659; Turner - $6,059; and (d) tax gross-up on commuting expenses: Wright $7,662; Borkowski $42,441. Does not include $2,250,000 paid to Mr. Borkowski in 2020 pursuant to the Separation and Transition Services Agreement between the Company and him. See “Compensation, Discussion & Analysis - Agreements with Mr. Borkowski, above.”

GRANTS OF PLAN-BASED AWARDS FOR 2019
The following table provides information regarding grants of plan-based awards to the Company’s NEOs during 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold	Target	Maximum
Wright	6/7/2019	$0	$0	$0	681,818				$3,374,999
Coles	—	$0	$0	$0	—		—	—	$0
Borkowski	2/21/2019	$0	$0	$0	203,305	(4)			$616,014
Carlson	12/16/2019	$0	$0	$0	49,295				$349,995
Carlson	12/16/2019	$0	$0	$0	140,845	(5)			$1,000,000
Landy	4/26/2019	$0	$0	$0	279,271	(4)			$673,043
Turner	4/26/2019	$0	$0	$0	52,067				$125,481

(1)	The Board never formally approved the annual incentive plan in 2019. Refer to discussion of “annual incentive plan” in the Compensation Discussion & Analysis, above.

(2)	Represents restricted stock awards granted under the 2016 Plan. The shares of restricted stock generally vest ratably over three years from the grant date.

(3)	The amounts shown reflect the grant date fair market values of the awards computed in accordance with FASB ASC Topic 718—“Compensation-Stock compensation.”

(4)	As discussed under “Compensation Discussion and Analysis,” Messrs. Landy and Borkowski forfeited all unvested restricted stock held by them upon the termination of their employment during 2019.

(5)	Represents performance-based restricted stock units.

OUTSTANDING EQUITY AWARDS ON DECEMBER 31, 2019
The following table shows the number of shares covered by exercisable and un-exercisable options and unvested restricted stock awards held by the Company’s NEOs on December 31, 2019. As discussed in the CD&A, Messrs. Landy and Borkowski forfeited all unvested restricted stock held by them upon the termination of their employment during 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Securities Unvested		Market Value of Unvested Securities(1)
Wright	—	—			681,818	(2)	$5,168,180
Coles	—	—			—		$0
Borkowski	—	—			—		$0
Carlson	—	—			190,140	(3)	$1,441,261
Landy	—	—			—		$0
Turner	—	—			10,000	(4)	$75,800
					10,600	(5)	$80,348
					6,667	(6)	$50,536
					52,067	(7)	$394,668

(1)	Calculated based on a closing stock price of $7.58 per share on December 31, 2019.

(2)	A portion vested on June 7, 2020, and the remaining balance is scheduled to vest on June 7, 2021 and 2022.

(3)
Reflects (a) a time-vested restricted stock grant with a value of $350,000 which vests pro rata annually over three years on December 16, 2020, 2021, and 2022; and (b) a performance-vested restricted stock unit grant with a value of $1,000,000, which vests upon the achievement of each of four discrete performance goals.

(4)	The remaining balance vested on February 22, 2020.

(5)	The remaining balance is scheduled to vest on February 22, 2021.

(6)	The remaining balance is scheduled to vest in two installments on December 11, 2020 and 2021.

(7)	A portion vested on April 26, 2020, and the remaining balance is scheduled to vest in on April 26, 2021 and 2022.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about the Company’s equity compensation plans as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,885,334	$4.42	6,334,170
Equity compensation plans not approved by security holders	—	—	—
Total	2,885,334	$4.42	6,334,170

2019 OPTION EXERCISES AND STOCK VESTED TABLE
The following table provides information concerning each exercise of stock options and each vesting of restricted stock during 2019, on an aggregated basis with respect to each of the Company’s NEOs.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise	Number of Securities Acquired on Vesting	Value Realized on Vesting(1)
Wright	—	$0	—	$0
Coles	—	$0	—	$0
Borkowski	—	$0	33,333	$100,999
Carlson	—	$0	—	$0
Landy	—	$0	25,433	$103,193
Turner	—	$0	25,800	$71,411

(1)	Represents the number of shares acquired on vesting multiplied by the closing price of Company common stock on the vesting date.

2019 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section describes additional payments that the Company would make to the NEOs assuming a hypothetical termination of employment occurred on December 31, 2019 under various scenarios. We did not include Messrs. Coles or Borkowski in the table below because they voluntarily resigned their employment before December 31, 2019. See “Compensation Discussion and Analysis - Agreements with Our Executive Officers” for a discussion of certain severance payments to and arrangements made with Messrs. Borkowski and Landy.
The Company’s agreement with Mr. Wright provides for, and its agreement with Mr. Landy provided for, compensation to the executive in the event the executive’s employment with the Company is terminated involuntarily without “Cause” (as defined in the agreement), or if the executive voluntarily terminates employment for “Good Reason” (as defined in the agreement). The compensation payable under the agreements is a lump sum severance payment equal to a multiple of two times in the case of Mr. Wright, or one time in the case of Mr. Landy, the executive’s annual base salary and targeted base bonus as of the date of termination. In addition, following termination of employment, he is entitled to receive life, health insurance coverage (subject to a COBRA election), and certain other fringe benefits equivalent to those in effect at the date of termination for period of 24 months in the case of Mr. Wright, or 12 months in the case of Mr. Landy.
The Company’s agreements with Messrs. Wright and Turner provide for compensation to the executive in the event the executive’s employment with the Company is terminated following the consummation of a “change-in-control” for reasons other than the executive’s death, disability or for “Cause” (as defined in the respective agreements), or if the executive voluntarily terminates employment for “Good Reason” (as defined in the respective agreements). The compensation payable under the agreements is a lump sum severance payment equal to a multiple of the executive’s annual base salary and targeted base bonus as of the date of the change-in-control. The multiples are 2.5 and 0.5 Messrs. Wright and Turner, respectively. In addition, following termination of employment, these executives are entitled to receive life, health insurance coverage (subject to a COBRA election), and certain other fringe benefits equivalent to those in effect at the date of termination for periods of 30 months and 6 months for Messrs. Wright and Turner, respectively. The agreements require the executive to comply with certain covenants that preclude the executive from competing with the Company or soliciting customers or employees of the Company for a period following termination of employment equal to the period for which fringe benefits are continued under the applicable agreement. The agreements expire three years after a change in control of the Company or any successor to the Company.
Upon a “change in control,” as defined in the 2006 Plan and subject to any requirements of Section 409A of the Internal Revenue Code of 1986, as amended, all outstanding awards vest and become exercisable. The Compensation Committee has discretion whether to provide that awards granted under the 2016 Plan will vest upon a “change in control.” Thus far, the Committee has exercised such discretion and provided for full vesting upon a change in control for all awards granted under the 2016 Plan to NEOs to date.

2019 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Executive	Involuntary Without Cause or for Good Reason		Involuntary or for Good Reason with Change in Control		Death or Disability
Wright
cash severance	3,000,000	(1)	$3,750,000	(1)(2)	$0
estimated benefits	$24,881	(3)	$31,101	(2)(3)	$0
estimated value of accelerated equity awards	—		$5,168,180	(4)	$5,168,180	(5)
Carlson
cash severance	$0		$0		$0
estimated benefits	$0		$0		$0
estimated value of accelerated equity awards	$0		$0		$1,441,261	(5)
Turner
cash severance	$0		$248,500	(1)(2)	$0
estimated benefits	$0		$8,644	(2)(3)	$0
estimated value of accelerated equity awards	$0		$601,352	(4)	$601,352	(5)
Landy
cash severance	$687,750		n/a	(6)	n/a	(6)
estimated benefits	$55		n/a	(6)	n/a	(6)
estimated value of accelerated equity awards	$0		n/a	(6)	n/a	(6)

(1)	Includes (a) annual base salary as of December 31, 2019, plus (b) annual targeted bonus for the year ended December 31, 2019, times the multiple applicable to the NEO.

(2)	Payable only in the event the executive’s employment is terminated without cause or for “good reason” within three years following a change in control.

(3)	Includes (a) the estimated value of medical, dental, vision and life insurance, plus (b) the employer’s cost of FICA for the duration of the severance period.

(4)	Includes the value of unvested restricted stock based on the December 31, 2019 stock price, the vesting of which is deemed accelerated to December 31, 2019.

(5)
If the Participant’s employment with the Company terminated on account of the Participant’s death or disability, the shares shall become vested and non-forfeitable on termination of the Participant’s employment with the Company on account of the Participant’s death or disability.

(6)	Mr. Landy’s employment actually terminated on September 16, 2009 when the Company eliminated his position.

2019 DIRECTOR COMPENSATION
The Company compensates non-employee directors with a mix of equity and cash. Directors who are full-time Company employees do not receive any compensation for their service as directors or as members of Board committees. The Company compensates non-employee directors at approximately the median of peer practices. The 2016 Plan imposes limits on awards to directors for their service as directors of (i) 125,000 shares granted during any calendar year and (ii) a maximum of $300,000 for any consecutive 12-month period for awards stated with reference to a specific dollar amount.
Equity Compensation
Upon initial election or appointment to the Board, each non-employee director receives a one-time grant of restricted shares of Company common stock valued at $50,000, plus a prorated portion of the prior year’s annual grant (based on the number of months between the date of appointment to the Board and targeted date for the next annual meeting of shareholders). This grant vests on the first anniversary of the grant date. In addition, each non-employee director receives an annual grant of restricted shares of Company common stock valued at $175,000. The Board usually makes this grant on the date of the annual meeting of shareholders, and it vests on the earlier of the next annual meeting or the first anniversary of the grant date. Because, in 2019, the Restatement was incomplete and there was incomplete information publicly available about the Company, the Board made its annual grants in the form of restricted stock units, initially denominated in cash but which will be converted to a number of shares of Company common stock based on the stock price on the date thirty (30) days following the date the Company first becomes current with its SEC reporting obligations. The Board altered its grant practices in an attempt to ensure that the grants are based on a reliable price for the Company’s stock and which reflects all available information and current financial statements, to prevent the possibility of a windfall, and to ensure alignment with shareholders.
Due to the pending Audit Committee investigation in early 2018 and the expectation that the Company’s financial statements might need to be restated, the Board did not make the expected $175,000 equity grant to directors in 2018. Instead, on June 13, 2019 (prior to the election or appointment of Dr. Behrens and Messrs. Barry, Bierman and Newton to the Board), the Board, in its capacity as Administrator of the 2006 Plan, modified all options then outstanding held by non-employee directors under the Company’s Assumed 2006 Stock Incentive Plan, as amended and restated as of February 25, 2014 (the “2006 Plan”), such that all options held by incumbent directors who served on the Board prior to the Company’s 2018 annual meeting of shareholders would expire on the original expiration date of such options, rather than on the first to occur of (i) three months following the date of termination of a director’s service on the Board for any reason and (ii) the expiration date of the option. The modification resulted in an incremental expense charge under United States generally accepted accounting principles (“GAAP”), which varied by director based upon the number of outstanding options then held by the director as well as other factors. The incremental fair value of such modified options has been included in the table below in the column, “Options.”
Cash Compensation
In 2019, the Company also paid the following cash amounts to non-employee directors:

	Chairman	Non-Chair Member
Board	$71,000	$42,000
Audit Committee	$21,000	$11,000
Compensation Committee	$16,000	$8,500
Nominating and Corporate Governance	$11,000	$6,000
Science and Research Liaison	$15,000	n/a
Ethics and Compliance Committee	$12,500	$6,500
Special Litigation Committee (ad hoc)	$15,000	$7,500

In addition, for 2019 only, the Board paid excess meeting fees, subject to a cap, once the number of meetings for a particular body exceeded a threshold, as follows:

Supplemental Meeting Fees	Threshold # of Meetings	Per Meeting Fee	Supplemental Meeting Fee Cap
Board Meetings	12 meetings	$2,500 Chair $1,250 Member	$30,000 Chair $15,000 Member
Audit Committee	15 meetings	$2,000 Chair $1,000 Member	$24,000 Chair $12,000 Member
Compensation; Science & Research liaison; Special Litigation (ad hoc)	12 meetings
Nominating & Governance; Ethics & Compliance	10 meetings
The following table provides information concerning compensation of the Company’s non-employee directors who served in 2019.

Name	Fees Earned or Paid in Cash	Stock Awards(1)		Options		Total
Luis A. Aguilar(2)	$113,250	$0		$0		$113,250
Richard J. Barry	$14,500	$225,000	(6)(7)	$0		$239,500
M. Kathleen Behrens	$34,471	$225,000	(6)(7)	$0		$259,471
James L. Bierman	$18,038	$225,000	(6)(7)	$0		$243,038
Joseph G. Bleser(3)	$78,750	$0		$89,437	(5)	$168,187
J. Terry Dewberry	$108,000	$175,000	(6)	$82,019	(5)	$365,019
Charles R. Evans	$152,925	$175,000	(6)	$0	(5)	$327,925
Bruce L. Hack(3)	$51,000	$0		$89,437	(5)	$140,437
Charles E. Koob	$57,000	$175,000	(6)	$0		$232,000
K. Todd Newton	$15,913	$225,000	(6)(7)	$0		$240,913
Larry W. Papasan(4)	$61,125	$0		$105,073	(5)	$166,198
Neil S. Yeston(8)	$107,125	$175,000	(6)	$0	(5)	$282,119

1.
The following directors had stock options outstanding as of December 31, 2019: Papasan - 87,000; Koob - 75,000; and Bleser, Dewberry, Evans, Hack, Koob, and Yeston—each with 60,000. In addition, on December 31, 2019 each of Messrs. Barry, Bierman, and Newton, and Ms. Behrens, had restricted stock units with a value of $225,000, and each of Messrs. Dewberry, Evans, and Koob and Dr. Yeston had restricted stock units with a value of $175,000.

2.	Mr. Aguilar resigned from the Board on September 19, 2019.

3.	The terms of Mr. Bleser and Mr. Hack expired on June 17, 2019 following the 2018 Annual Meeting.

4.	Mr. Papasan resigned from the Board on June 17, 2019 following the 2018 Annual Meeting.

5.	Reflects incremental fair value of options as a result of modifications effective on June 13, 2019: Bleser - $89,437; Dewberry - $82,019; Hack $89,437; Papasan $105,073; Evans, Koob and Yeston - $0.

6.	Reflects grant of $175,000 restricted stock unit award to all directors serving after June 17, 2019.

7.	Reflects grant of $50,000 restricted stock unit award to new directors.

8.	Dr. Yeston serves as the Science and Research liaison to the Board and as the Chairman of the ad hoc special litigation committee.

PROPOSAL 2—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR THIS PROPOSAL.

In accordance with Section 14A of the Exchange Act, we are providing shareholders with the opportunity to vote on an advisory resolution, commonly known as a “say-on-pay” proposal, to approve the compensation of the Company’s NEOs as disclosed in the CD&A, the compensation tables, and the accompanying narrative disclosures, (see pages 23 through 40):
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the section captioned “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures.
The Compensation Committee is responsible for evaluating and determining the compensation paid to the Company’s NEOs. All components of compensation for the NEOs are then recommended by the Compensation Committee for approval by the Board. As described above in detail in the CD&A, the compensation tables and the accompanying narrative disclosures, the Company’s executive compensation philosophy is based on the belief that competitive compensation is essential to attract and retain highly-qualified executives and motivate them to achieve the Company’s operational and financial goals. The Company’s compensation components seek to reward effective performance relative to the Company’s near-term plans and objectives, promote longer-term focus and help retain key contributors and align the interests of the Company’s executives and shareholders.
The Company conducted an advisory say-on-pay vote at the 2016 annual meeting of shareholders, where approximately 95% of the votes cast were in favor of the proposal. The Board and Compensation Committee reviewed these final vote results together with the other factors and data discussed in this CD&A and determined that, given the significant level of support of the Company’s approach to compensation by its shareholders, no changes to its executive compensation policies and related decisions were necessary.
The Company has previously determined that its shareholders should vote on an advisory say-on-pay proposal every three years, consistent with the recommendation of the Board and the preference expressed by the Company’s shareholders in the advisory vote taken at the 2013 annual meeting of shareholders. At the Annual Meeting, shareholders will have an opportunity to vote on the frequency with which the Company will hold future advisory say-on-pay votes. Refer to Proposal 3—Advisory Approval of Frequency of Vote on Executive Compensation, discussed below.
Effect of Vote
While this is a non-binding, advisory vote, the Compensation Committee and the Board intend to take into account the outcome of the vote when considering future executive compensation arrangements.
Vote Required
For this proposal to be approved, votes cast FOR the proposal by the holders of shares present and entitled to vote must exceed the votes cast AGAINST the proposal.
THE BOARD UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THIS PROPOSAL.

PROPOSAL 3 - ADVISORY APPROVAL OF THE FREQUENCY OF THE SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
AN ANNUAL ADVISORY SAY-ON-PAY VOTE.

The Company is required, at least once every six years, to hold an advisory shareholder vote to determine whether the advisory shareholder vote on say-on-pay will occur every one, two or three years. In connection with the Company’s 2013 annual meeting of shareholders, the Board recommended that shareholders vote to have a say-on-pay vote every three years. A majority of the votes cast with respect to the proposal at the 2013 annual meeting of shareholders were cast in favor of holding a say-on-pay vote every three years. In light of that vote, the Company held an advisory say-on-pay vote every third year.
At the Annual Meeting, shareholders will again have the option of voting to hold a say-on-pay vote every one, two or three years, or abstaining, pursuant to the following advisory resolution:
RESOLVED, that the Company’s shareholders recommend, on an advisory basis, that the Company include an advisory vote on the compensation of the Company’s named executive officers every:
•one year (annual);
•two years (biennial); or
•three years (triennial).

An annual advisory vote on executive compensation will allow our shareholders to provide us with timely input on our compensation philosophy, policies and practices as disclosed in the proxy statement. The Board values shareholder input and believes the Company would benefit from annual feedback regarding the compensation paid to our NEOs and our compensation structure generally. Therefore, the Board recommends that shareholders select ANNUAL when voting on the frequency of advisory votes on executive compensation.
We have included this proposal in our Proxy Statement pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934.
Effect of Vote
This is a non-binding, advisory vote. Accordingly, the Board may decide that it is in the best interests of the Company’s shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option that receives the most shareholder votes. However, the Compensation Committee and the Board intend to take into account the outcome of the vote when considering how frequently to hold future say-on-pay votes.
Vote Required
The option that receives the highest number of votes cast by shareholders (i.e., the option receiving a plurality vote) will be considered the preferred frequency.

THE BOARD UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Audit Matters

Changes in Registered Public Accounting Firm
The Audit Committee approved the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, effective August 4, 2017.
In February 2018, the Company announced that the Audit Committee was conducting an independent investigation into current and prior-period matters relating to allegations regarding certain sales and distribution practices at the Company and certain other matters (the “Audit Committee Investigation”).
On December 4, 2018, EY informed the Audit Committee that EY was resigning from the engagement to audit the Company’s consolidated financial statements for the years ended December 31, 2017 and 2018, effective immediately. As noted above, EY was engaged on August 4, 2017 to audit the Company’s consolidated financial statements as of and for the year ended December 31, 2017. The 2017 audit was still in process at the time of EY’s resignation, and EY did not issue any audit reports on the Company’s consolidated financial statements for this or any other period. During the engagement period, EY had one “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, with certain members of the Company’s prior senior management who were subsequently separated from the Company (the "Separated Officers"), which separations were later determined to be “for cause” as disclosed in a Form 8-K filed by the Company on September 20, 2018, regarding revenue recognition under certain distributor contracts. However, this disagreement was not the cause of EY’s resignation and was in any event resolved in June 2018 when the Audit Committee, after discussing the disagreement with EY and based on interim findings of its independent investigation, concluded that the Company’s previously issued consolidated financial statements could no longer be relied upon, as disclosed in a Form 8-K filed by the Company on June 7, 2018. This disagreement was only between EY and the Separated Officers.
Except as noted above, during the period from August 4, 2017 through December 4, 2018, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreements in connection with its audit report. During this same period, there were the following “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K:

•	EY advised the Company that the internal controls necessary for the Company to develop reliable financial statements did not exist;

•
Although EY could accept representations from the Company’s Interim CEO and Interim CFO based on their knowledge, EY advised the Company that EY was unable to rely on representations from them because, as of the date of the resignation, the current Company’s CEO and Interim CFO, in turn, would have needed to rely on representations from certain legacy management personnel still in positions that could affect what is reflected in the Company’s books and records. At the time of EY’s resignation, the Audit Committee Investigation was still ongoing;

•
EY advised the Company of the need to significantly expand the scope of the Audit Committee Investigation, due to material allegations of inappropriate financial reporting, material allegations of noncompliance with laws and regulations, the findings to date from the Audit Committee Investigation into these allegations, and the lack of internal controls necessary for the Company to develop reliable financial statements. EY had not completed the necessary work in connection with this expanded audit scope at the time of its resignation; and

•
EY advised the Company that information had come to EY’s attention that EY had concluded materially impacts the reliability of previously issued financial statements, and the issues raised by this information had not been resolved to EY’s satisfaction prior to its resignation.

On June 6, 2018, the Company disclosed that the Audit Committee, with the concurrence of management, concluded that the Company’s previously issued consolidated financial statements and financial information relating to each of the fiscal years ended December 31, 2016, 2015, 2014, 2013 and 2012 and each of the interim periods within such years, along with the unaudited condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, would need to be restated under GAAP and could no longer be relied upon.

The Company provided EY with a copy of the foregoing disclosures and requested that EY furnish the Company with a letter addressed to the Commission stating whether EY agreed with the above statements. A copy of EY’s letter dated December 7, 2018 was filed as Exhibit 16.1 to the Company’s Form 8-K filed December 7, 2018.

On May 24, 2019, the Audit Committee approved the engagement of and executed an agreement with BDO USA, LLP (“BDO”) as the Company’s new independent registered public accounting firm for the fiscal years ending December 31, 2017, 2018 and 2019. A representative of BDO is expected to be present at the virtual Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Audit Firm Fees
The Audit Committee’s duties include pre-approving audit and non-audit services provided to the Company by the Company’s independent registered public accounting firm, BDO. All of the services in respect of 2019 and 2018 under the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees categories below were pre-approved by the Audit Committee.

Type of Fee	Year Ended December 31, 2019	Year Ended(1) December 31, 2018
Audit Fees(2)	$3,875,000	$2,433,333
Audit-Related Fees(3)	$19,000	$21,400
Tax Fees	$0	$0
All Other Fees	$0	$0

(1)
The Company engaged BDO in May 2019 to audit its financial statements for the years ended December 31, 2018, 2017, and 2016. Total fees incurred by BDO were $7.3 million and were apportioned equally to each of the three years for the purposes of this tabular presentation. The Company paid or incurred these fees in 2019.

(2)	This category includes fees for the audit of the Company’s annual financial statements and review of financial statements included in its quarterly reports on Form 10-Q.

(3)	This relates to BDO’s audit of the Company’s 401(k) plan.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall it be incorporated by reference into any previous or future filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company incorporates it by specific reference.

Management is responsible for the preparation, presentation and integrity of financial statements; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The purpose of the Audit Committee is to assist the Board in its duty to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements and internal control over financial reporting.

On May 24, 2019, the Audit Committee approved the engagement of and executed an agreement with BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the year ended December 31, 2019.

On April 28, 2020, the Audit Committee approved the engagement of and executed an agreement with BDO as the Company’s independent registered public accounting firm for the year ended December 31, 2020.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements with management and BDO, the Company’s independent registered public accounting firm. It has also reviewed and discussed with BDO: (1) matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission, including pursuant to Auditing Standard No. 1301, Communications with Audit Committees; (2) BDO’s judgments as to the quality of the accounting principles applied in the Company’s financial reporting; (3) written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence; and (4) BDO’s independence. The Audit Committee also met with management periodically during the year to consider the adequacy of the Company’s internal control over financial reporting and the quality of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the Commission.

Submitted by the Audit Committee of the Board of Directors:

K. Todd Newton, Chairman
James L. Bierman
J. Terry Dewberry
Charles R. Evans

PROPOSAL 4—RATIFICATION OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020
This proposal would ratify the Audit Committee’s appointment of BDO to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
A representative of BDO is expected to be present at the virtual Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
Effect of Vote
In the event our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain BDO for the fiscal year ending December 31, 2020. In view of the difficulty and expense involved in changing the independent registered public accounting firm on short notice, particularly following the completion of the relevant fiscal year, if the shareholders do not ratify the selection of BDO, it is contemplated that the appointment of BDO will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Audit Committee select another independent registered public accounting firm for the following year.
Vote Required
For this proposal to be approved, votes cast FOR the proposal by the holders of shares present and entitled to vote must exceed the votes cast against the proposal.
THE BOARD AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND
THAT YOU VOTE FOR THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables sets forth certain information regarding the Company’s capital stock, beneficially owned by each person known to the Company to beneficially own more than 5% of the outstanding shares of Company common stock, each NEO, each director, and all directors and executive officers as a group. Unless otherwise indicated below, the address of those identified in the table is c/o MiMedx Group, Inc., 1775 West Oak Commons Court, NE, Marietta, Georgia 30062.

SERIES B CONVERTIBLE PREFERRED STOCK
Name of Beneficial Owner	Number of Shares of Series B Convertible Preferred Stock	Number of Shares of Company Common Stock Into Which They May Convert(b)	Percentage Ownership(b)(c)
EW Healthcare Partners(a)	90,000	23,376,623	16.9%

(a)
Represents shares of Company common stock issuable upon conversion of 90,000 shares of Series B Preferred Stock owned by Falcon Fund 2 Holding Company, L.P., a partnership controlled by EW Healthcare Partners. EW Healthcare Partners Fund 2-UGP, LLC, the general partner of Falcon Fund 2 Holding Company, L.P., may also be deemed to have sole voting and investment power with respect to such shares of Company common stock. EW Healthcare Partners Fund 2-UGP, LLC disclaims beneficial ownership of such shares of Company common stock except to the extent of its pecuniary interest therein. Martin P. Sutter, Scott Barry, Ronald W. Eastman, Petri Vainio and Steve Wiggins are each a manager and collectively the managers of EW Healthcare Partners Fund 2-UGP, LLC. Each of the managers may be deemed to exercise shared voting and investment power with respect to such shares. Each manager disclaims beneficial ownership of such shares of Company common stock except to the extent of his pecuniary interest therein. Martin P. Sutter is a member of the Company’s Board of Directors. The principal address of the EW Healthcare Partners entities and each of the managers is 21 Waterway Avenue, Suite 225, The Woodlands, Texas 77380.

(b)
Each holder of Series B Preferred Stock (each a “Holder” and collectively, the “Holders”) will have the right, at its option, to convert its Series B Preferred Stock, in whole or in part, into a number of fully paid and non-assessable shares of Company common stock equal to the Purchase Price Per Share, plus any accrued and unpaid dividends, at the conversion price. For purposes of this table the conversion price is presumed to be $3.85. No Holder may convert its shares of Series B Preferred Stock into shares of Company common stock if such conversion would result in the Holder, together with its affiliates, holding more than 19.9% of the votes entitled to be cast at any stockholders meeting or beneficially owning in excess of 19.9% of then-outstanding shares of Company common stock.

(c)
Each share of Series B Preferred Stock is entitled to be voted by the Holders and will vote on an as-converted basis (converted at $5.25 per share) as a single class with the Company common stock, subject to certain limitations on voting set forth in the Articles of Amendment to the Company’s Articles of Incorporation, including a limit on the maximum number of votes to which Holders are entitled. As a result, EW Healthcare Partners would have 17,142,857 votes, or 13.3%, as of July 14, 2020. Percentage of total voting power is based on 110,291,863 shares of Company common stock outstanding on July 14, 2020, plus 19,047,618 votes to which the Holders are entitled.

Percentage ownership set forth in the table is based on 110,291,863 shares of Company common stock outstanding on July 14, 2020, plus 2,359,043 shares deemed outstanding pursuant to Rule 13d-3 under the Exchange Act, plus 25,974,025 shares of Company common stock to be issued upon conversion (at $3.85 per share) of all of the Series B Stock.

Name of Beneficial Owner	Number of Shares	Percentage Ownership(1)
Eiad Asbahi(2)	8,755,335	6.3%
Group One Trading, LP(3)	6,379,103	4.6%

NEOs, Executive Officers, and Directors	Number of Shares	Percentage Ownership(1)
Richard J. Barry(4)(5)	3,300,000	2.4%
M. Kathleen Behrens, Ph.D.(4)	—	*
James L. Bierman(4)	—	*
Edward J. Borkowski(6)	21,194	*
Peter M. Carlson(7)	84,506	*
David Coles(8)	—	*
J. Terry Dewberry(9)(10)	187,126	*
Charles R. Evans(10)(11)	125,460	*
William A. Hawkins(12)	—	*
Charles E. Koob(10)(13)	1,520,628	1.1%
I. Mark Landy(14)	33,529	*
K. Todd Newton(4)	—	*
Martin P. Sutter(15)	23,377,123	16.9%
Scott M. Turner(16)	104,843	*
Timothy R. Wright(17)	592,227	*
Neil S. Yeston(10)(18)	130,460	*
Total Directors and Executive Officers(19) (16 persons)	29,467,108	21.3%

*	Less than 1%

(1)
The beneficial ownership set forth in the table is determined in accordance with SEC rules. The percentage of beneficial ownership is based on 110,291,863 shares of Company common stock outstanding on July 14, 2020, plus 2,359,043 shares deemed outstanding pursuant to Rule 13d-3 under the Exchange Act and 25,974,025 shares deemed outstanding upon conversion of the Company’s Series B Preferred Stock at $3.85 per share. See also notes (b) and (c), above, for information about voting power of the Series B Preferred Stock.

(2)
On July 15, 2020 Eiad Asbahi, Prescience Point, and certain affiliated entities filed a Schedule 13G that indicated, among other things, that Mr. Asbahi had shared voting power and dispositive power over an aggregate of 8,755,335 shares and Prescience Investment Group, LLC (d/b/a Prescience Point Capital Management, LLC) had shared voting and dispositive power over an aggregate of 8,754,403 shares. The address for Mr. Asbahi, Prescience, Point, and their affiliates is 1670 Lobdell Avenue, Suite 200, Baton Rouge, LA 70806.

(3)
According to the most recent Schedule 13G filed with the SEC on January 31, 2019, Group One Trading, LP had sole voting and dispositive power with respect to 6,379,103 shares. The address for Group One Trading, LP is 440 South LaSalle St, Ste. 3232, Chicago, IL 60605

(4)
Does not include restricted stock units granted on October 22, 2019 with a value of $225,000 which will be settled in Company common stock based on a stock price determined after the 2019 annual meeting of shareholders and after the Company becomes current in its reporting obligations.

(5)	Reflects beneficial ownership of shares held by the Richard and Susan Barry Family Trust.

(6)	Mr. Borkowski resigned as Executive Vice President and Interim Chief Financial Officer effective November 15, 2019.

(7)
Mr. Carlson joined the Company as Executive Vice President, Finance, on December 16, 2019. Does not include 140,844 restricted stock units granted on December 16, 2019 that will vest based upon the achievement of certain performance criteria.

(8)	Mr. Coles served as Interim Chief Executive Officer until May 13, 2019.

(9)	Includes 60,000 shares issuable upon the exercise of options.

(10)
Does not include restricted stock units granted on October 22, 2019 with a value of $175,000 which will be settled in Company common stock based on a stock price determined after the 2019 annual meeting of shareholders and after the Company becomes current in its reporting obligations.

(11)	Includes 60,000 shares issuable upon the exercise of options.

(12)
Does not include restricted stock units granted on July 21, 2020 with a value of $79,167 which will be settled in Company common stock based on a stock price determined after the Company becomes current in its reporting obligations.

(13)	Includes 1,375,627 shares held by a trust and 60,000 shares issuable upon the exercise of options.

(14)	The Company eliminated Mr. Landy’s position of Chief Strategy Officer effective September 16, 2019.

(15)
For purposes of this table all shares of Series B Preferred Stock are deemed to have converted to Company common stock at $3.85 per share. For voting purposes, shares of Series B Preferred Stock are deemed to have been converted to Company common stock at $5.25 per share. Mr. Sutter is deemed to own beneficially shares controlled by EW Healthcare Partners. See notes (b), (c) and (1), above. No Holder may convert its shares of Series B Preferred Stock into shares of Company common stock if such conversion would result in the Holder, together with its affiliates, holding more than 19.9% of the votes entitled to be cast at any stockholders meeting or beneficially owning in excess of 19.9% of then-outstanding shares of Company common stock. Includes 500 shares owned by Mr. Sutter’s spouse.

(16)
Does not include restricted stock units granted on February 18, 2020 with a value of $284,000 which will be settled in Company common stock based on a stock price determined after the Company becomes current in its reporting obligations.

(16)
Does not include restricted stock units granted on February 18, 2020 with a value of $3,375,000 which will be settled in Company common stock based on a stock price determined after the Company becomes current in its reporting obligations.

(17)	Includes 60,000 shares issuable upon the exercise of options.

(18)	Represents the ownership of only those persons currently serving as a director or executive officer of the Company.

OTHER MATTERS
Proxy Solicitation Costs
We are required by law to convene an annual meeting of our shareholders at which directors are elected. Because our shares are widely held, it would be impractical for our shareholders to meet physically in sufficient numbers to hold a meeting. Accordingly, the Company is soliciting proxies from our shareholders.
The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies on behalf of the Board. These expenses will include, among other things, the costs of preparing, assembling, printing and mailing the proxy materials to shareholders of record and reimbursement paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and obtaining beneficial owners’ voting instructions. Proxies may be solicited through the mail, in person, by telephone or via email.
We have retained Innisfree M&A Incorporated to solicit proxies in connection with the Annual Meeting. Under our agreement with Innisfree, Innisfree will receive $10,000 plus expenses. Innisfree will solicit proxies in person, by mail, telephone, facsimile or email.
Shareholder Proposals and Director Nominations for the 2020 Annual Meeting of Shareholders
The Company does not know at this time when it will hold the 2020 Annual Meeting. In the event that an annual meeting is held more than 30 days earlier than the anniversary of the date of the immediately preceding annual meeting, as will be the case with respect to the 2020 Annual Meeting, notice of a shareholder nomination or proposal must be delivered to the Company no more than 190 days prior to such annual meeting nor less than the later of (i) 90 days prior to the date of such annual meeting and (ii) the tenth day following the day on which public announcement of the date of such meeting is first made.
Because the 2020 Annual Meeting has not yet been scheduled, the Company is not providing a deadline for submitting shareholder proposals for the 2020 Annual Meeting at this time. Instead, in accordance with Rule 14a-8(e)(2) under the Exchange Act, the Company will provide shareholders with a deadline set at a reasonable time before the Company begins to print and send its proxy materials for the 2020 Annual Meeting.
Householding of Proxy Materials
We may deliver only one copy of this Proxy Statement to shareholders residing at the same address unless contrary instructions have been received from one or more of the affected shareholders. This is known as “householding.” We do this to reduce costs and preserve resources. Upon oral or written request, we will promptly deliver a separate copy to any shareholder residing at an address to which only one copy was mailed. Shareholders of record residing at the same address that have received multiple copies of this Proxy Statement may contact our mailing agent, Broadridge, to request that only a single copy of our proxy statement be mailed in the future. Contact Broadridge by phone at 1-800-690-6903 or by mail at 51 Mercedes Way, Edgewood, NY 11717.
Additional Information
Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.